Exhibit 4.6

CREDIT AGREEMENT

among

ABACUS LIFE, INC.,

as Borrower

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO,

OWL ROCK CAPITAL CORPORATION,

as Administrative Agent and Collateral Agent

Dated as of July 5, 2023

OWL ROCK CAPITAL ADVISORS LLC

as Lead Arranger and Bookrunner

i

(continued)

(continued)

(continued)

SCHEDULES

A	Commitments and Addresses
B	Eligibility Criteria; Perfection Representations
C	Policy File
D	Operating Policies and Practices
E	Subordination Terms
F	Pre-Closing Consolidated EBITDA
4.4	Consents Required
4.6	Litigation
4.16	Subsidiaries
4.18	Environmental Matters
4.23	Affiliate Transactions
4.24	Accounts
6.2	Document Posting Website
6.12	Post-Closing Security Perfection
7.10	Contractual Obligation Restrictions

EXHIBITS

A	Form of Note
B	[Reserved]
C	[Reserved]
D	[Reserved]
E	Form of Prepayment Notice
F	Form of U.S. Tax Compliance Certificates
G	Form of Assignment and Acceptance
H	Form of Compliance Certificate
I	Form of Officer’s Certificate
J	Form of Secretary’s Certificate
K	Form of Borrowing/Continuation/Conversion Notice
L	Form of Solvency Certificate

v

CREDIT AGREEMENT, dated as of July 5, 2023, among ABACUS LIFE, INC., a Delaware corporation (as further defined in subsection 1.1, the “Borrower”), the several banks and other Persons from time to time party to this Agreement as lenders (as further defined in subsection 1.1, the “Lenders”), OWL ROCK CAPITAL CORPORATION, as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, and, as further defined in subsection 1.1, the “Administrative Agent” and “Collateral Agent”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, the Borrower will enter into this Agreement and pursuant to the terms hereof (i) borrow Initial Term Loans in an aggregate principal amount of $25.0 million, and (ii) borrow Delayed Draw Term Loans in an aggregate principal amount of $25.0 million; and

WHEREAS, the cash proceeds of the Initial Term Loans will be used on the Closing Date for the purposes herein described.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) Adjusted Term SOFR for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) (determined as if the relevant ABR Loan were a SOFR Loan) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain on any relevant date the Federal Funds Effective Rate or Adjusted Term SOFR for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (b) or (c) above, as the case may be, and the ABR shall be determined by reference to clause (a) of this definition until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“ABR Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Accelerated”: as defined in subsection 8.1(e).

“Acceleration”: as defined in subsection 8.1(e).

“Acceptable Lien”: with respect to any property of any Person, any Lien on such property which (a) with respect to any Collateral exists in favor of the Collateral Agent; (b) secures the payment and performance of the Loan Document Obligations; (c) is valid and enforceable against Borrower or a Subsidiary Guarantor, as applicable, (d) is perfected and in preference to, and in priority over, all other Liens or other rights of any Person therein; provided that (1) cash, Cash Equivalents and Eligible Assets may be subject to normal and customary rights of set-off, refund and similar Liens upon deposits in favor of banks or other depository institutions and (2) all other Collateral may be subject to Permitted Liens and Perfection Exceptions.

“Accounts”: as defined in the UCC.

“Additional Assets”: (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Borrower or a Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Subsidiary; or (iv) Capital Stock of any Person that at such time is a Subsidiary acquired from a third party.

“Adjusted Term SOFR”: for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to subsection 9.10.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Loans”: as defined in subsection 3.9.

“Affiliate”: with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary, in no event shall the Administrative Agent, any Lender, any Approved Fund or any of their respective Affiliates be considered an “Affiliate” of any Loan Party.

“Affiliate Transaction”: as defined in subsection 7.7.

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent.

“Agreement”: this Credit Agreement, as it may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with its terms.

“A.M. Best”: A.M. Best Company, or any successor thereto.

“Anti-Corruption Laws”: the applicable laws and regulations of the United States (including the FCPA) concerning or relating to bribery, corruption, and money laundering.

“Applicable Margin”: in respect of the Initial Term Loans and Delayed Draw Term Loans, (a) with respect to ABR Loans, 6.25% per annum, and (b) with respect to SOFR Loans, 7.25% per annum.

“Approved Electronic Communications”: each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other informational material; provided that “Approved Electronic Communications” shall exclude (i) any notice pursuant to subsection 3.4 and (ii) all notices of any Default.

“Approved Electronic Platform”: as defined in subsection 9.15.

“Approved Fund”: as defined in subsection 10.6(b).

“Arranger Fee Letter”: the Arranger Fee Letter, dated as of July 5, 2023, among the Borrower, Owl Rock Capital Advisors LLC and Owl Rock Capital Corporation.

“Arranger”: as defined in the Preamble hereto.

“Asset Disposition”: any sale, lease, transfer or other disposition of shares of Capital Stock of a Subsidiary, property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Subsidiaries (including any disposition of shares of Capital Stock of any Subsidiary or joint venture held by the Borrower or a Subsidiary or any disposition by means of a merger, consolidation or similar transaction except in, in each case, compliance with subsections 7.2, 7.3 and 7.9, as applicable), other than any Permitted Payment or the transfer of property or other assets by a Subsidiary to the Borrower or another Subsidiary Guarantor.

“Asset Documents”: with respect to any Purchased Policy, collectively, (a) the related origination agreement (if applicable), (b) any Purchase and Sale Agreement for the purchase of such Policy, (c) the related Securities Account Control Agreement, (d) the related Policy File, (e) any related escrow agreement and (f) all other instruments, documents and agreements of the type included as part of Schedule B or otherwise executed and/or delivered under or in connection with any of the foregoing, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Assignee”: as defined in subsection 10.6(b).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit G or such other form reasonably acceptable to the Borrower and approved by the Administrative Agent.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Borrower or any Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Obligations”: with respect to any Person, means the obligations of such Person pursuant to any Bank Products Agreement.

“Bank Recovery and Resolution Directive”: Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Benchmark Replacement Conforming Changes”: with respect to either the use or administration of Term SOFR, SOFR or any replacement rate adopted in accordance with the terms of this Agreement or the use, administration or implementation of any such replacement rate, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Term SOFR,” the definition of “SOFR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use, administration or implementation thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides with the consent of the Borrower (such consent not to be unreasonably withheld, denied, conditioned or delayed) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender”: as defined in subsection 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Borrower”: as defined in the Preamble hereto, including any successor in interest thereto permitted pursuant to the terms of this Agreement.

“Borrower Materials”: as defined in subsection 10.2(e).

“Borrowing”: the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments or other commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of SOFR Loans, the same Interest Period.

“Borrowing Date”: any Business Day specified in a notice delivered pursuant to subsection 2.3 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law to close, or are in fact closed, except that, when used in connection with all notices, determinations, funding and payments in connection with any SOFR Loan, “Business Day” shall mean any Business Day that is also a U.S. Government Securities Business Day.

“Capital Stock”: of any Person means any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity interests or rights.

“Cash Equivalents”: any of the following:

(a) money, including Dollars, Canadian Dollars, Pounds Sterling, Euros and Swiss Francs;

(b) (i) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom, Switzerland or a member state of The European Union or any agency or instrumentality of any thereof and (ii) other securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by (x) any state, commonwealth or territory of the United States, or (y) any political subdivision or taxing authority of any such state, commonwealth or territory or by a foreign government having an Investment Grade Rating,

(c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency),

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (ii) above,

(e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency),

(f) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500.0 million and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (e) above, and

(g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“CDD Rule”: the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time).

“Change in Law”: as defined in subsection 3.11(a).

“Change of Control”: any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, shall be the “beneficial owner” of shares of Voting Stock having more than 35% of the total Voting Stock; as used in this paragraph “Voting Stock” shall mean shares of the Borrower’s Capital Stock entitled to vote generally in the election of directors. Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Closing Date”: the date on which all the conditions precedent set forth in subsection 5.1 shall be satisfied or waived.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Security Documents; provided that Collateral shall not include Excluded Assets.

“Collateral Agent”: as defined in the Preamble hereto and shall include any successor to the Collateral Agent appointed pursuant to subsection 9.10.

“Collateral Proceeds”: as defined in subsection 9.14.

“Collection Amounts”: as defined in subsection 9.14.

“Commitment”: as to any Lender, such Lender’s Initial Term Loan Commitments and Delayed Draw Term Loan Commitments, as the context requires.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Compliance Certificate”: as defined in subsection 6.2(a).

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no

Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation subsection 3.10, 3.11 or 10.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.

“Consolidated EBITDA”: for any period,

(a) the Consolidated Net Income for such period, plus without duplication and to the extent deducted in calculating Consolidated Net Income for such period, the sum of:

(i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any),

(ii) Consolidated Interest Expense and all items excluded from the definition of Consolidated Interest Expense pursuant to clause (ii) thereof, and any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Securitization Financing,

(iii) (x) depreciation and amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and (y) all other non-cash charges or non-cash losses,

(iv) any expenses, costs or charges related to (x) the SPAC Transaction or (y) the issuance of Capital Stock (whether or not consummated) or (z) the issuance, incurrence or refinancing of Indebtedness permitted under this Agreement (whether or not consummated), including, for the avoidance of doubt in respect of Permitted Subordinate Indebtedness, and

(v) the amount of any minority interest expense deducted from income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary,

plus (b) solely with respect to determining compliance with subsection 7.11, any Cure Amount received in respect of the Relevant Four Fiscal Quarter Period in accordance in accordance with subsection 8.2.

Notwithstanding the foregoing, Consolidated EBITDA of the Borrower and its Subsidiaries for any applicable period prior to the Closing Date shall be the amount set forth for such period on Schedule F.

“Consolidated Indebtedness”: at the date of determination thereof, an amount equal to the aggregate principal amount of outstanding Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness of the Borrower or a Subsidiary solely resulting from a pledge of the Equity Interests in a Designated Non-Guarantor securing indebtedness of such Designated Non-Guarantor which is non-recourse to the Borrower and the other Loan Parties, as applicable) of the type set forth in clauses (i), (ii), (v), (vi) and (viii) of the definition of Indebtedness, in each case, determined on a Consolidated basis in accordance with GAAP (but excluding, for the avoidance of doubt (a) any intercompany transactions eliminated in consolidation and (b) any other item not Consolidated based on the definition of Consolidation); provided that, notwithstanding anything to the contrary, in no event shall obligations in respect of Permitted Securitization Financings constitute Indebtedness of the type included in the definition of Consolidated Indebtedness.

“Consolidated Interest Expense”: for any period,

(i) the total interest expense of the Borrower and its Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Borrower and its Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Financing Lease Obligations (excluding, for the avoidance of doubt, any lease, rental, or other expense in connection with a lease that is not a Financing Lease Obligation), (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Borrower or any Subsidiary, but only to the extent that such interest is actually paid by the Borrower or any Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, minus

(ii) dividends paid in cash in respect of preferred stock or Disqualified Stock held by a Person other than a Loan Party,

(iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, any expensing of bridge, commitment or other financing fees, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income”: for any period, the net income (loss) of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that, without duplication, there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not the Borrower or a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually dividended or distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution,

(ii) any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Borrower or any Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by the Borrower in good faith) or (y) the disposal, abandonment or discontinuation of operations of the Borrower or any Subsidiary,

(iii) any items classified as an extraordinary (as defined in GAAP prior to the effectiveness of FASB ASU 2015-01), unusual, nonrecurring, exceptional, special or infrequent gain, loss or charge and any other gain, loss or charge not in the ordinary course of business (as determined by the Borrower in good faith, which determination shall be conclusive) (including fees, expenses and charges associated with the Transactions and any planned or consummated acquisition, merger or consolidation permitted by this Agreement after the Closing Date),

(iv) any non-cash charge, expense or other non-cash impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(v) any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(vi) any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, producer recruitment, Servicer programs, Investment, Asset Disposition, issuance of Capital Stock, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date),

(vii) any accruals and reserves established or adjusted within twelve months after the Closing Date that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies,

(viii) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815 shall be excluded,

(ix) any and all discounts, commissions, fees and other charges (including interest expense) associated with any Permitted Securitization Financing,

(x) the cumulative effect of a change in accounting policies;

provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (x) shall also exclude the tax impact of any such item, if applicable.

“Consolidated Net Indebtedness”: as of any date of determination, an amount equal to (i) Consolidated Indebtedness as of such date minus (ii) the amount of Unrestricted Cash of the Borrower and its Subsidiaries in which the Collateral Agent has a security interest minus (iii) the amount of any Permitted Subordinate Indebtedness.

“Consolidated Net Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Net Indebtedness (after giving effect to any discharge of Indebtedness as of such date) as at such date to (y) the Four Quarter Consolidated EBITDA as of such date.

“Consolidation”: the consolidation of the accounts of each of the Subsidiaries with those of the Borrower in accordance with GAAP (it being understood that Designated Non-Guarantors or interests in such Designated Non-Guarantors shall not be considered to be (or required to be) consolidated for purposes of this Agreement whether or not required by GAAP). The term “Consolidated” has a correlative meaning.

“Contingent Obligation”: with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covered Liabilities”: as defined in subsection 10.21.

“Cure Amount”: as defined in subsection 8.2(a).

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default”: an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Notice”: as defined in subsection 8.1(e).

“Default Rate”: a rate equal to (a) ABR plus (b) Applicable Margin, if any, applicable to the Loans that are ABR Loans plus (c) two percent (2.0%) per annum; provided that with respect to the overdue principal or interest in respect of a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan, plus two percent (2.0%) per annum, in each case to the fullest extent permitted by applicable Requirement of Law.

“Defaulting Lender”: any Lender or Agent whose circumstances, acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Delaware LLC”: any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division”: the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Delayed Draw Installment Date”: as defined in subsection 2.2(d).

“Delayed Draw Lender”: any Lender having a Delayed Draw Term Loan Commitment and/or a Loan outstanding pursuant to such Delayed Draw Term Loan Commitment.

“Delayed Draw Commitment Fee Rate”: 0.50% per annum.

“Delayed Draw Term Loan”: as defined in subsection 2.1(d).

“Delayed Draw Term Loan Availability Period”: the period commencing on the Closing Date and ending on the earliest to occur of (i) the date that is one hundred eighty (180) days after the Closing Date or (ii) the date that the Delayed Draw Term Loan Commitment has been funded pursuant to subsection 2.1(d).

“Delayed Draw Term Loan Commitment”: as to any Lender, its obligation to make Delayed Draw Term Loans to the Borrower pursuant to subsection 2.1(d) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Delayed Draw Term Loan Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Delayed Draw Term Loan Commitment assigned to such Assignee pursuant to subsection 10.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Lenders, the “Delayed Draw Term Loan Commitments.” The original aggregate amount of the Delayed Draw Term Loan Commitments on the Closing Date is $25.0 million.

“Delayed Draw Term Loan Commitment Percentage”: as to any Lender at any time, in respect of Delayed Draw Term Loan Commitments, the percentage which such Lender’s then outstanding Delayed Draw Term Loans (if any) and such Lender’s unused Delayed Draw Term Loan Commitments (if any) then outstanding constitutes of the aggregate outstanding Delayed Draw Term Loans (if any) of all Lenders then outstanding and aggregate unused Delayed Draw Term Loan Commitments of all Lenders (if any) then outstanding.

“Delayed Draw Term Loan Draw Date”:    any date on which the Delayed Draw Term Loans are borrowed in accordance with subsection 2.1(d) and subsection 5.2; provided that such date shall be a Business Day.

“Deposit Account Control Agreement”: a deposit account control agreement in such form as the Collateral Agent may reasonably approve, executed by the Borrower, the Collateral Agent and the applicable depository institution and providing the Collateral Agent with “control” (within the meaning of Section 9-104 of the UCC as in effect on the date hereof in the State of New York) over the related deposit account.

“Designated Non-Guarantor”: (i) LMA Series, LLC, (ii) LMX Series, LLC, (iii) Longevity Market Advisors, LLC, (iv) any existing direct or indirect subsidiary of any Designated Non-Guarantor under clause (i), (ii), or (iii) of this definition, and (v) if so elected by the Borrower, designated in writing to the Administrative Agent and permitted pursuant to the provisions of subsection 6.9(f), one or more of the Borrower’s subsidiaries created or acquired after the Closing Date (it being understood and agreed that, for the avoidance of doubt, (a) the Borrower may make an election to designate a Designated Non-Guarantor as a Subsidiary Guarantor (it being further understood and agreed that the Borrower may not subsequently elect to re-designate such Subsidiary Guarantor as a Designated Non-Guarantor) or (b) if any Designated Non-Guarantor under clause (i), (ii), (iii), (iv) or (v) of this definition would cease to have any direct or indirect ownership retained by the Borrower, such entity shall, automatically and without further notice or other action, cease to be a Designated Non-Guarantor for all purposes under this Agreement).

“Directing Lender”: as defined in subsection 8.3.

“Disinterested Directors”: with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation from the Borrower on whose Board of Directors such member serves in respect of such member’s role as director (or equivalent position).

“Disqualified Lender”: any Person or any Affiliate of such Person, in each case that is either (x) a competitor of the Borrower or (y) otherwise designated in a written list by the Borrower in Borrower’s reasonable discretion provided to the Administrative Agent from time to time (including prior to the Closing Date) (which designation shall be made available to the Lenders by the Administrative Agent) or, in each case, any other Affiliate of such Person reasonably identifiable as such on the basis of such Affiliate’s name. Notwithstanding the ability of the Borrower to supplement the written list of Disqualified Lenders, no such supplement or other modification shall be given retroactive effect.

“Disqualified Stock”: with respect to any Person, any Capital Stock that by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event or condition (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” event of loss, or an Asset Disposition or other disposition so long as any rights of the holders thereof upon the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” event of loss, or an Asset Disposition or other disposition shall be subject to the prior repayment in full of the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments), (ii) provides for the scheduled payments of dividends in cash, (iii) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified

Stock or (iv) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Stock and other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” event of loss, or an Asset Disposition or other disposition so long as any rights of the holders thereof upon the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” event of loss or an Asset Disposition or other disposition shall be subject to the prior repayment in full of the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, in each case on or prior to the Maturity Date; provided that if such Capital Stock is issued to any employee benefit plan, or by any such plan to any employees of the Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower other than a Foreign Subsidiary.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Asset”: the meaning specified on Schedule B.

“Eligible Assets Value”: as of any date of determination, the sum of the Borrower’s or its Subsidiary’s Purchase Price of and costs of insurance premiums paid following the acquisition of all Eligible Assets that as of such date are subject to a Securities Account Control Agreement.

“Eligible Insured”: the meaning specified on Schedule B.

“Eligible Policy”: the meaning specified on Schedule B.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws.

“Environmental Laws”: any and all applicable U.S. federal, state, provincial, territorial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, exemptions and any other authorization required under any Environmental Law.

“Equity Interests”: shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event”: as defined in subsection 4.13(a).

“Erroneous Payment”: as defined in subsection 9.17(a).

“Erroneous Payment Notice”: as defined in subsection 9.17(b).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied and all grace periods or cure rights have expired and at the time of such event, there is no applicable restriction under subsection 8.3.

“Excess Concentration Amount”: the amount (if any) by which (i) the aggregate Eligible Assets Value of the Eligible Assets consisting of Policies issued by all Qualified Life Insurance Carriers that do not, at the time of determination, have financial strength ratings from at least one of Standard & Poor’s, Moody’s and A.M. Best or that, at the time of determination, have a financial strength rating below (x) “AA-” from Standard & Poor’s (if rated by Standard & Poor’s), (y) “Aa3” from Moody’s (if rated by Moody’s) or (z) “A-” from A.M. Best (if rated by A.M. Best) exceeds twenty percent (20%) of the Eligible Assets Value.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Accounts”: as defined in the Guarantee and Collateral Agreement.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Liability”: any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to any Agent or Lender or required to be withheld or deducted from a payment to any Agent or Lender (a) Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, (b) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof, (c) Taxes imposed by reason of any present or former connection between the jurisdiction imposing such Tax and any Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any other Loan Document and (d) Taxes imposed under FATCA.

“Expired Default”: as defined in subsection 8.3.

“Extension of Credit”: as to any Lender, the making of an Initial Term Loan or a Delayed Draw Term Loan.

“Facility”: each of (a) the Initial Term Loan Commitments and the Extensions of Credit made thereunder, and (b) the Delayed Draw Term Loan Commitments and Extensions of Credit made thereunder, and collectively the “Facilities”.

“Facility Fee Letter”: the Commitment Fee Letter, dated July 5, 2023, among the Borrower, Owl Rock Capital Corporation and Owl Rock Capital Advisors LLC.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Borrower, whose determination will be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable), any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement.

“FCPA”: the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal District Court”: as defined in subsection 10.13(a).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters”: the Facility Fee Letter and the Arranger Fee Letter.

“Financial Covenant Event of Default”: any Event of Default under subsection 8.1(c) arising because of a breach of subsection 7.11 (but in all cases subject to applicable cure rights and subsection 8.3).

“Financing Lease”: any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a finance lease on a consolidated balance sheet of the Borrower and its Subsidiaries. The Stated Maturity of any Financing Lease shall be the date of the last payment of rent or any other amount due under the related lease.

“Financing Lease Obligation”: an obligation under any Financing Lease.

“Floor”: 1.00% per annum.

“Foreign Subsidiary”: (i) any Subsidiary of the Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco. Any subsidiary of the Borrower which is organized and existing under the laws of Puerto Rico or any other territory or possession of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”: any Subsidiary of the Borrower that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and/or other assets (including cash and Cash Equivalents) relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries. Any Subsidiary which is a Foreign Subsidiary Holdco that fails to meet the foregoing requirements as of the last day of the period for which consolidated financial statements of the Borrower are available shall continue to be deemed a “Foreign Subsidiary Holdco” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to subsection 6.1 with respect to such period.

“Four Quarter Consolidated EBITDA”: as of any date of determination, the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Borrower ending prior to the date of such determination for which consolidated financial statements of the Borrower have been delivered under subsections 6.1(a) or 6.1(b), provided that:

(1) if, since the beginning of such period, the Borrower or any Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder (any such disposition, a “Sale”) (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if, since the beginning of such period, the Borrower or Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that becomes a Subsidiary Guarantor (within the time required by subsection 6.9), or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment, acquisition or designation, a “Purchase”) (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if, since the beginning of such period, any Person became a Subsidiary or was merged or consolidated with or into the Borrower or any Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale or Purchase, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof may include anticipated cost synergies relating to any such Sale or Purchase and shall be as determined in good faith by a Responsible Officer of the Borrower; provided that with respect to cost synergies relating to any Sale or Purchase, the cost synergies are expected (in the good faith determination of the Borrower) to be realized no later than 12 months after the date of determination.

“GAAP”: as of any date of determination, generally accepted accounting principles in the United States of America as in effect on such date.

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of the date hereof, made by the Borrower and the Guarantors party thereto in favor of the Administrative Agent and the Collateral Agent, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Guarantors”: the collective reference to the initial Subsidiary Guarantors and each additional guarantor that is from time to time party to the Guarantee and Collateral Agreement; each, individually, a “Guarantor”.

“Hedging Agreements”: collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Obligations”: of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Incorrect Invoice”: as defined in subsection 8.1(a).

“Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs”, “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will be deemed to not be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”: with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (provided that, at no time shall surety bonds, performance bonds or similar instruments be included within this clause (ii) except to the extent of a reimbursement obligation then outstanding),

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (except to the extent such reimbursement obligations relate to Trade Payables and such obligations are expected to be satisfied within 30 days of becoming due and payable),

(iv) the principal components of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v) all Financing Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or senior management of the Borrower or the board of directors or other governing body of the issuer of such Capital Stock),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); provided that Indebtedness shall not include (t) any liability for federal, state, local or other taxes owed or owing to any government or other taxing authority, (u) deferred or prepaid revenue, (v) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (w) obligations, to the extent such obligations constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement, (x) Contingent Obligations Incurred in the ordinary course of business or (y) in connection with the purchase by the Borrower or any Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing any accounting records, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement or, to the extent not provided herein, shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”: as defined in subsection 10.5.

“Indemnitee”: as defined in subsection 10.5.

“Initial Contribution”: the direct cash contributions to the Borrower by the Investors (or the lender that is a special purpose vehicle in connection with the Permitted Subordinate Indebtedness on the Closing Date) of equity contributions and proceeds from Permitted Subordinate Indebtedness and contribution of Eligible Assets to a Loan Party, which together with the proceeds of the Initial Term Loans are sufficient to cause the Liquid Asset Coverage Ratio to be equal to or greater than 1.80:1.00 as of the Closing Date and taking into account the Initial Term Loans.

“Initial Term Loan”: as defined in subsection 2.1(a).

“Initial Term Loan Commitment”: the commitment of a Lender to make or otherwise fund an Initial Term Loan pursuant to subsection 2.1(a)(i) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name on Schedule A under the heading “Initial Term Loan Commitment”; collectively, as to all the Lenders, the “Initial Term Loan Commitments”. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $25.0 million.

“Intellectual Property”: as defined in subsection 4.9.

“Interest Payment Date”: (a) as to any ABR Loan, the first Business Day after the end of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any SOFR Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any SOFR Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any SOFR Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such SOFR Loan and ending one, three, or six or, if agreed to by all relevant Lenders, such different period (in each case, subject to the availability thereof) thereafter, as selected by the Borrower in a borrowing notice or conversion notice, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such SOFR Loan and ending one, three or six months, or, if agreed to by all relevant Lenders, such different period (in each case, subject to the availability thereof) thereafter, as selected by the Borrower by irrevocable written notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a scheduled payment of any SOFR Loan during an Interest Period for such SOFR Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Investment”: in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, advisors, consultants, directors (or equivalent), officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. The amount of any Investment at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or any equivalent rating by any other rating agency.

“Investors”: (i) East Sponsor LLC, (ii) the Management Investors, (iii) any other initial non-public investors in the Borrower and (iv) any of their respective legal successors.

“Judgment Conversion Date”: as defined in subsection 10.8(a).

“Judgment Currency”: as defined in subsection 10.8(a).

“LCT Blocking Default”: (a) the Borrower fails to pay any principal or interest of any Loan when due and payable and an Event of Default has occurred and is continuing under subsection 8.1(a) as a result thereof or (b) an Event of Default has occurred and is continuing under subsection 8.1(f).

“LCT Election”: as defined in subsection 1.2(j).

“LCT Test Date”: as defined in subsection 1.2(j).

“Lender Default”: (a) the refusal (which may be given verbally or in writing and which has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to make available its portion of any incurrence of Loans in accordance with the terms hereof, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within two Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder (provided that such Lender Default pursuant to this clause (d) shall cease to be a Lender Default upon receipt of such confirmation by the Administrative Agent) or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender becomes subject to a Lender-Related Distress Event.

“Lender Direction”: as defined in subsection 8.3.

“Lender-Related Distress Event”: with respect to any Agent or Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt, or such Distressed Person has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or Lender or any Person that directly or indirectly controls such Agent or Lender by a Governmental Authority or an instrumentality thereof.

“Lenders”: the several banks and other Persons from time to time party to this Agreement acting in their capacity as lenders.

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction”: (x) any acquisition, including by way of merger, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Borrower and its Subsidiaries of any assets, business or Person (including any producer recruitment or Servicer programs) or any other Investment permitted by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Equity Interests (including preferred stock) requiring irrevocable notice (or a notice that is revocable due to failure to satisfy a condition precedent contained in such notice) in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Life Settlement Provider”: (a) Abacus Life Settlements or (b) a life settlement provider of nationally recognized standing or such other life settlement provider who is proposed by the Borrower and approved by the Administrative Agent.

“Liquid Asset Amount”: as of any date, the sum of the value of the relevant Collateral subject to an Acceptable Lien as of such date:

Form of Collateral

Cash and Cash Equivalents subject to a security interest in favor of the Collateral Agent minus the amount of all outstanding checks written against such amounts

Eligible Assets Value minus Excess Concentration Amount

The value of the Liquid Asset Amount shall be determined by reference to the most recently dated Compliance Certificate prepared by the Borrower pursuant to subsection 6.2(a) hereof; provided, however, that if Borrower fails to deliver a Compliance Certificate as and when required pursuant to subsection 6.2(a), the Administrative Agent has the right to set the Liquid Asset Amount based on a reasonable approximation using information actually available to it until such Compliance Certificate is delivered in compliance with this Agreement.

“Liquid Asset Coverage Ratio”: as of any date of determination, the ratio of (x) Liquid Asset Amount as of such date to (y) the outstanding principal amount of the Loans as of such date.

“Loan”: each Initial Term Loan or Delayed Draw Term Loan, as the context shall require; collectively, the “Loans”.

“Loan Document Obligations”: all obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment and performance of (i) the principal of and premium, if any, and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“Loan Documents”: this Agreement, any Notes, the Guarantee and Collateral Agreement, each Fee Letter, any applicable intercreditor agreement (if any) or applicable subordination agreement (if any), and any other Security Documents, each as amended, restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Loan Document).

“Loan Parties”: the Borrower and each Guarantor under any of the Security Documents; individually, a “Loan Party”.

“Management Investors”: Sean McNealy, Jay Jackson, Scott Kirby, Matt Ganovsky, or family members or relatives of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower, which determination shall be conclusive) or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower.

“Margin Stock”: as defined in Regulation U.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent, and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Contract”: any agreement or arrangement to which the Borrower or any other Loan Party is party (other than the Loan Documents) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933, as amended from time to time, and any successor statute.

“Material IP”: all United States Intellectual Property that is material to the business of the Borrower and its Subsidiaries (taken as a whole).

“Material Non-Public Information”: any information which is (a) not publicly available and (b) material with respect to the Borrower and its Subsidiaries or its or their Affiliates or its or their respective securities for purposes of United States federal and state securities laws.

“Materials of Environmental Concern”: any substances, materials or wastes defined, listed, or regulated as hazardous or toxic, or as pollutants or contaminants, in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: July 5, 2028.

“Merger Agreement”: Agreement and Plan of Merger, dated August 30, 2022, among East Resources Acquisition Company, LMA Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of East Resources Acquisition Company (“LMA Merger Sub”), Abacus Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of East Resources Acquisition Company (“Abacus Merger Sub”), Longevity Market Assets, LLC, a Florida limited liability company (“LMA”), and Abacus Settlements, LLC, a Florida limited liability company (“Abacus”), as amended, restated or otherwise modified from time to time.

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash”: with respect to any Asset Disposition or Recovery Event, an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of (i) all legal, title, transfer and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case, as a consequence of, or in respect of, such Asset Disposition or Recovery Event, (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition or Recovery Event, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, (iii) all proportional distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or other non-wholly owned Persons as a result of such Asset Disposition or Recovery Event, or to any other Person (other than a Loan Party) owning a beneficial interest in the assets disposed of in such Asset Disposition or subject to such Recovery Event, (iv) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or any Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved or (y) paid or payable by the Borrower or any Subsidiary, in either case in respect of such Asset Disposition, (v) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid or to be paid by the Borrower or any of its Subsidiaries (vi) obligations, costs, expenses or fees in respect of any securitization or other financing (including Permitted Securitization Financings) and (vii) in the case of any Asset Disposition by, or Recovery Event relating to any asset of, any Subsidiary that is not a Loan Party, any amount of proceeds from such Asset Disposition or Recovery Event to the extent (x) subject to any restriction on the transfer thereof directly or indirectly to the Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (y) in the good faith determination of the Borrower (which determination shall be conclusive), the transfer thereof directly or indirectly to the Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Borrower or any Subsidiary, (C) any violation of the provisions of any joint venture (or agreement governing a non-wholly owned Person) or other material agreement governing or binding upon the Borrower or any Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), or (E) any cost, expense, liability or obligation (including, without limitation, any Tax) other than routine and immaterial out-of-pocket expenses.

“Net Cash Proceeds”: with respect to any issuance or sale of any securities of, or the Incurrence of Indebtedness by, the Borrower or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale, contribution or Incurrence net of any attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and any brokerage, consultant and other fees and payments (including any expense reimbursement payments) actually incurred in connection with such issuance, sale, contribution or Incurrence and net of taxes paid or payable as a result thereof.

“New York Courts”: as defined in subsection 10.13(a).

“New York Supreme Court”: as defined in subsection 10.13(a).

“Non-Consenting Lender”: as defined in subsection 10.1(f).

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Note”: as defined in subsection 2.2(a).

“Obligation Currency”: as defined in subsection 10.8(a).

“Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Obligor”: in the case of any Purchased Policy, the related insurance carrier that issued such Policy.

“OFAC”: as defined in subsection 4.22.

“Operating Policies and Practices”: those operating policies and practices relating to Purchased Policies described in Schedule D, as modified in compliance with this Agreement.

“Organizational Documents”: with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person.

“Owl Rock”: Owl Rock Capital Corporation, and any successor in interest thereto.

“Owl Rock Advisors”: Owl Rock Capital Advisors LLC, and any successor in interest thereto.

“Owl Rock Entity”: Owl Rock, Owl Rock Advisors and any affiliated investment entity and/or affiliate of Owl Rock, Owl Rock Advisors or any fund, investor or account controlled, managed, sponsored, advised or sub-advised by Owl Rock, Owl Rock Advisors or its affiliate pursuant to a customary investment management, investment advisory or other similar agreement pursuant to which Owl Rock, Owl Rock Advisors or any of its affiliates controls voting decisions with respect to the Facilities.

“Participant”: as defined in subsection 10.6(c)(i).

“Participant Register”: as defined in subsection 10.6(c)(ii).

“PATRIOT Act”: as defined in subsection 10.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Cure Securities”: equity securities of the Borrower that do not constitute Disqualified Stock.

“Permitted DNG Policy Financing”: any financing by a Designated Non-Guarantor (a) the net proceeds of which are primarily used to acquire Policies or otherwise used in the ordinary course of its business or consistent with past practice or industry practice, and (b) that is non-recourse to the Loan Parties and, in each case, refinancings thereof.

“Permitted DNG Policy Financing Assets”: the following assets owned by a Designated Non-Guarantor: (a) any life insurance policies or loans relating to the financing of insurance premiums, purchasing of policies or related assets and the proceeds thereof and (b) all assets securing or related to any such asset, all contracts and contract rights, guarantees or other obligations in respect of any such asset, lockbox accounts and records with respect to any such receivable or assets and any other assets (including proceeds thereof) customarily transferred in the ordinary course of business, consistent with past practice or industry practice (or in respect of which security interests are customarily granted in the ordinary course of business, consistent with past practice or industry practice).

“Perfection Exceptions”: that no Loan Party shall be required to (i) deliver landlord, warehouseman, mortgagee or bailee waivers, estoppels or other collateral access agreements or similar agreements, (ii) provide any notices to account debtors or other contractual third parties who owe less than $1,000,000 unless an Event of Default has occurred and is continuing, (iii) perfect the security interest in any Collateral located outside of the United States, (iv) perfect any Lien in or security interest on any fixtures, rolling stock, vehicle or equipment subject to a certificate of title, (v) deliver any stock certificates, or other certificate representing Equity Interests, or any related transfer powers, except to the extent such Equity Interest constitutes “certificated securities” within the meaning of Article 8 of the UCC, (vi) deliver any Instruments, Documents, Chattel Paper (each as defined in the UCC), promissory notes or other certificated representation of Collateral (other than Equity Interests) with a face value of less than $1,000,000, (vii) take any action to perfect any Letter of Credit Rights or Commercial Tort Claims (each as defined in the UCC) for rights or claims of less than $1,000,000 that constitute Collateral other than by the filing of a UCC-1 financing statement, (viii) enter into control agreements with respect to, or otherwise perfect any security interest by “control” as described in the UCC (or similar arrangements) over Excluded Accounts, (ix) take any perfection actions with respect to any Excluded Assets.

“Permitted Holders”: any of the following: (i) any of the Investors or Management Investors, and any of their respective Affiliates; (ii) any investment fund or vehicle managed or sponsored by the Management Investors or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle, and (iii) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the Persons specified in clause (i) or (ii) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Borrower held by such “group”), and any other Person that is a member of such “group”.

“Permitted Investment”: an Investment by the Borrower or any Subsidiary in, or consisting of, any of the following:

(i) (a) a Subsidiary Guarantor or (b) a Person that will, upon the making of such Investment, become a Subsidiary Guarantor within the times for compliance under subsection 6.9(b) (and any Investment held by such Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in each case, in contemplation of so becoming a Subsidiary);

(ii) cash and Cash Equivalents;

(iii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with subsection 7.1;

(iv) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or consistent with past practice or industry practice or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under subsection 7.2;

(v) receivables owing to the Borrower or any Subsidiary, if created or acquired in the ordinary course of business or consistent with past practice or industry practice;

(vi) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions or Recovery Events made in compliance with subsection 7.4;

(vii) securities or other Investments received in settlement of debt created in the ordinary course of business or consistent with past practice or industry practice and owing to, or of other claims asserted by, the Borrower or any Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments;

(viii) the purchase of Policies in the ordinary course of business or consistent with past practice or industry practice;

(ix) any Investment (i) to the extent made using Capital Stock of the Borrower (other than Disqualified Stock), as consideration and (ii) made using Disqualified Stock that is otherwise not prohibited by subsection 7.1, which for Investments in clauses (i) and (ii) in the aggregate do not exceed $10,000,000 (or such higher amount approved by the Administrative Agent in writing, which may be by email);

(x) any Investment made with Excluded Assets (or equivalent assets of a Subsidiary that is not a Loan Party);

(xi) any Investment arising in connection with the consummation of the SPAC Transactions; and

(xii) Investments (i) which were made in Designated Non-Guarantors on or prior to the Closing Date and (ii) in Designated Non-Guarantors and other Investments which in the aggregate outstanding at any one time does not exceed $10,000,000 (or such higher amount approved by the Administrative Agent in writing, which may be by email).

For purposes of determining compliance with the term Permitted Investment, (i) in the event an item of Investment (or any portion thereof) meets the criteria of one, or more than one category of Investment permitted by this definition, the Borrower may, in its sole discretion, classify (and subsequently reclassify) at the time of the Investment or at any time thereafter, such item of Investment (or any portion thereof) in any such category and will only be required to include such item of Investment (or any portion thereof) in one of the categories of Investment permitted by the term Permitted Investment and (ii) at the time of any Investment or any time thereafter, the Borrower may, in its sole discretion, divide and classify (and subsequently reclassify) in any manner not expressly prohibited by this Agreement an item of Investment (or any portion thereof) in more than one of the categories of Investment under the term Permitted Investment.

“Permitted Lien”: any Lien permitted pursuant to subsection 7.2.

“Permitted Payment”: as defined in subsection 7.5.

“Permitted Securitization Financing”: any securitization or other financing and/or sale transaction (including any factoring program) of Permitted Securitization Financing Assets that is non-recourse to the Borrower and the other Loan Parties (other than a Securitization Subsidiary), except for (x) any customary limited recourse pursuant to the Standard Securitization Undertakings or, to the extent applicable only to a Person that is not a Loan Party, recourse that is customary in the relevant local market, and (y) any performance undertaking or Guarantee or, to the extent applicable only to a Person that is not a Loan Party, that is customary in the relevant local market, and, in each case, reasonable extensions thereof.

“Permitted Securitization Financing Assets”: (a) any accounts receivable, life insurance policies, or receivables or loans relating to the financing of insurance premiums, or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all assets securing or related to any such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of any such receivable or asset, lockbox accounts and records with respect to any such receivable or assets and any other assets (including proceeds thereof) customarily transferred in the ordinary course of business, consistent with past practice or industry practice (or in respect of which security interests are customarily granted in the ordinary course of business, consistent with past practice or industry practice) together with receivables or assets in connection with a securitization, factoring or receivables financing or sale transaction.

“Permitted Sponsor Support Indebtedness”: indebtedness of the Borrower owed to East Asset Management, LLC (as assignee from East Sponsor, LLC) under that certain Amended and Restated Unsecured Senior Promissory Note in the original principal amount of $10,471,647.71 dated as of July 5, 2023.

“Permitted Subordinate Indebtedness”: indebtedness of the Borrower owed to any Investor or any Affiliate of the Investors (or, in any event, the lender that is a special purpose vehicle in connection with the Permitted Subordinate Indebtedness on the Closing Date) in an amount not to exceed $65,000,000 in the aggregate which is unsecured and is subordinate to the Loan Document Obligations pursuant to a subordination agreement or similar agreement on the terms and conditions as set forth on Schedule E hereto (or otherwise reasonably acceptable to the Administrative Agent).

“Periodic Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Person”: any corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Notes” as defined in subsection 5.1(h)(ii).

“Pledged Stock” as defined in subsection 4.14.

“Policy”: a life insurance policy and any and all applications, conditional receipts, riders, endorsements, supplements, amendments and all other documents and instruments that modify or otherwise affect the terms and conditions of such policy issued in connection therewith.

“Policy File”: except as otherwise consented to by the Administrative Agent, with respect to any Policy, the documents specified as the “Policy File” on Schedule C hereto, in each case with the documentation and information in form customary for the U.S. life settlement industry or such other form as the Administrative Agent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed).

“Position Representation”: as defined in subsection 8.3.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Date”: as defined in subsection 3.4(e).

“Prepayment Premium”: as defined in subsection 3.4(g).

“Prime Rate”: as of any date of determination, the rate of interest last quoted on or before such date by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent).

“Proxy Statement”: The East Resources Acquisition Company Definitive Proxy Statement dated June 13, 2023, as amended by Form 8-K dated June 26, 2023.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase”: as defined in clause (2) of the definition of “Four Quarter Consolidated EBITDA”.

“Purchase and Sale Agreement”: a purchase and sale agreement between the Borrower or any Subsidiary of the Borrower and the insured or any legally authorized reseller of such applicable Policy, as applicable, pursuant to which the Borrower or such Subsidiary purchased a Policy in a form customary in the industry (as determined by the Borrower in good faith) or such other form as the Administrative Agent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Purchased Policy”: a Policy in which the Borrower or a Subsidiary has acquired, or purports to have acquired, an interest.

“Purchase Price”: with respect to any Purchased Policy, an amount equal to the total purchase price actually paid in cash or Cash Equivalents by the Borrower or any of its Subsidiaries in connection with its purchase of such Policy.

“Qualified Life Insurance Carrier”: a life insurance company domiciled in the United States that has a minimum financial strength rating of at least “A-” from Standard & Poor’s or “A3” from Moody’s, or if rated by both Standard & Poor’s and Moody’s, “A-” from Standard & Poor’s and “A3” from Moody’s at the time of the origination of the related Policy.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”: payment (including pursuant to any settlement) in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries constituting Collateral giving rise to Net Available Cash to the Borrower or such Subsidiary, as the case may be, in excess of $5,000,000, to the extent that such payment does not constitute reimbursement or compensation for amounts previously paid by the Borrower or any Subsidiary in respect of such casualty or condemnation.

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Register”: as defined in subsection 10.6(c).

“Regulated Bank”: a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Related Documents”: collectively, the Security Documents, the Fee Letters, and all other instruments, documents and agreements executed in connection with any of the foregoing.

“Related Business”: those businesses (x) in which the Borrower or any of its Subsidiaries is engaged (or proposed to be engaged) on the Closing Date, (y) are of the type that have been disclosed to and, with respect to any Loan Party, approved by the Administrative Agent, or (z) or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions of any of the businesses described in the preceding clauses (x) or (y).

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, equity holders, shareholders, members, attorneys and other advisors, agents and controlling persons of such Person and of such Person’s affiliates and “Related Party” shall mean any of them.

“Relevant Four Fiscal Quarter Period”: as defined in the definition of “Specified Equity Contribution.”

“Relevant Governmental Body”: the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043 or any successor regulation thereto.

“Reported Month”: as defined in subsection 6.1(c).

“Required Delayed Draw Lenders”: in respect of the Delayed Draw Term Loan Commitments and Delayed Draw Term Loans, Lenders the Delayed Draw Term Loan Commitment Percentages of which aggregate to greater than 50.0%; provided that the Delayed Draw Term Loan Commitments (or, if the Delayed Draw Term Loan Commitments have terminated or expired, the Delayed Draw Term Loans) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Delayed Draw Lenders; and provided, further, that the Delayed Draw Term Loan Commitments (or, if the Delayed Draw Term Loan Commitments have terminated or expired, the Delayed Draw Term Loans) held or deemed to be held by a Disqualified Lender shall be excluded for purposes of making a determination of Required Delayed Draw Lenders.

“Required Lenders”: Lenders the Total Credit Percentages of which aggregate to greater than 50.0%; provided that Delayed Draw Term Loan Commitments and Term Loans held or deemed held by Defaulting Lenders or Disqualified Lenders shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, chief accounting officer, vice president of operations, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 6.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the vice president - employee services (or substantial equivalent) of such Person, (e) with respect to any Person that does not have officers, the officer listed in clauses (a) through (d) of a Person that has the authority to act on behalf of such Person and (f) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person. For all purposes of this Agreement, the term “Responsible Officer” shall mean a Responsible Officer of the Borrower unless the context otherwise requires.

“Restricted Payment”: any (a) payment of a distribution, interest or dividend in respect of any Equity Interest (other than payment-in-kind), (b) purchase, redemption, or other acquisition or retirement for value of any Equity Interest, (c) [reserved] (d) cash payment to an employee or non-employee director of the Borrower who is a direct or indirect holder of Equity Interests of the Borrower or any Subsidiary; provided, however, that no Restricted Payment shall be deemed to have occurred as a result of any (i) purchases, redemptions, defeasances, retirements and other acquisitions of Equity Interests funded by the proceeds of “key man” life insurance policies with respect to the holder of such Equity Interests and (ii) payments in lieu of the issuance of fractional shares or interests.

“S&P”: Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Sale”: as defined in clause (1) of the definition of “Four Quarter Consolidated EBITDA”.

“Sanctioned Country”: as defined in subsection 4.22.

“Sanctions”: as defined in subsection 4.22.

“SEC”: the Securities and Exchange Commission.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Account Control Agreement”: (a) the Amended and Restated Securities Account Control and Custodian Agreement dated as of July 5, 2023, between Wilmington Trust, National Association, the Collateral Agent and Longevity Market Assets, LLC and (b) any other securities account control agreement in such form as the Collateral Agent may reasonably approve, executed by the Borrower, the Collateral Agent and the applicable securities intermediary and providing the Collateral Agent with “control” (within the meaning of Section 8-106 of the UCC as in effect on the date hereof in the State of New York) over the related securities account.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Securities Intermediary”: Wilmington Trust, National Association, in its capacity as securities intermediary under the initial Securities Account Control Agreement, and any successor thereto in such capacity, which shall be reasonably acceptable to the Administrative Agent.

“Securities Related Activities”: with respect to any Person, such Person’s activities as a broker, a dealer, an underwriter, an investment adviser registered under the Investment Advisers Act of 1940, as amended, or as an investment adviser to a registered investment company.

“Securitization Subsidiary”: any Special Purpose Entity established in connection with a Permitted Securitization Financing and any other controlled subsidiary (other than any Loan Party) involved in a Permitted Securitization Financing which is not permitted by the terms of such Permitted Securitization Financing to guarantee the Loan Document Obligations or to provide Collateral.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, each Deposit Account Control Agreement and Securities Account Control Agreement, and all other security documents delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to the Loan Documents, in each case, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Servicer”: Borrower or any Subsidiary Guarantor acting as servicer for Policies and any third party servicer of policies.

“Set”: the collective reference to SOFR Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such SOFR Loans shall originally have been made on the same day).

“Settlement Service”: as defined in subsection 10.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR Loans”: Loans the rate of interest applicable to which is based upon Adjusted Term SOFR.

“Solvent” and “Solvency”: with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital in relation to the business of such Person and its Subsidiaries, taken as a whole, as contemplated on such date. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. For purposes of any relevant certificate delivered on the Closing Date, subject to the immediately preceding sentence, it is assumed the Loans and other Loan Document Obligations in connection with the Facilities will become due as of the Maturity Date.

“SPAC Transactions”: the consummation of the transactions contemplated by the Merger Agreement and the Proxy Statement.

“Special Purpose Entity” any direct or indirect subsidiary of any Loan Party, whose Organizational Documents contain restrictions on its purpose and activities intended to preserve its separateness from such Loan Party and/or one or more Subsidiaries of such Loan Party.

“Specified Equity Contribution”: any cash equity contribution made to the Borrower in exchange for Permitted Cure Securities; provided that (a)(i) such cash equity contribution to the Borrower occurs (x) after the end of the applicable fiscal quarter and (y) on or prior to the date that is ten Business Days after the date on which financial statements are required to be delivered for a fiscal quarter (or fiscal year) pursuant to subsection 6.1(a) or 6.1(b), (b) the Borrower identifies such equity contribution as a “Specified Equity Contribution” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, (c) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrower to be in pro forma compliance with the financial covenants set forth in subsection 7.11. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” means, with respect to any requested Specified Equity Contribution, any four fiscal quarter period including the fiscal quarter in which Consolidated EBITDA and/or the Liquid Asset Coverage Ratio will be increased as a result of such Specified Equity Contribution.

“Standard Securitization Undertakings”: all representations, warranties, covenants, pledges, transfers, purchases, dispositions, guaranties and indemnities (including repurchase obligations in the event of a breach of the foregoing) and other undertakings made or provided, and servicing obligations undertaken, by any Loan Party or Subsidiary when it or its Subsidiary is a seller or servicer of sold and contributed assets and any such form of recourse is attributable to breaches of descriptive representations and warranties in regard to such assets, disputes with obligors, or other actions or omissions of a Loan Party or Subsidiary. For the avoidance of doubt, any such form of recourse due to the financial inability to pay or post-sale bankruptcy of an obligor, aging of a sold financial asset not specifically attributable to (as opposed to deemed to be attributable) a dispute, and post-sale actions of a party other than any Loan Party or Subsidiary, force majeure or acts of God are not Standard Securitization Undertakings.

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subsidiary”: of any Person means any corporation, association, partnership, or other business entity of which more than 50% of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: all Subsidiaries of the Borrower (within times for compliance under subsection 6.9(b) to the extent required thereby) other than any Designated Non-Guarantor.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Credit Percentage”: as to any Lender at any time, the percentage which such Lender’s then outstanding Term Loans (if any) and such Lender’s unused Term Loan Commitments (if any) then outstanding constitutes of the aggregate outstanding Term Loans (if any) of all Lenders then outstanding and aggregate unused Term Loan Commitments of all Lenders (if any) then outstanding.

“Term Loan”: each Initial Term Loan or Delayed Draw Term Loan.

“Term Loan Commitment”: as to any Lender, the aggregate of its Initial Term Loan Commitment, and Delayed Draw Term Loan Commitment; collectively as to all Lenders the “Term Loan Commitments.”

“Term Loan Lender”: any Lender having a Term Loan Commitment hereunder and/or a Term Loan outstanding hereunder; and all such Lenders, collectively, the “Term Loan Lenders”.

“Term SOFR”:

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Term SOFR Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Term SOFR Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Subsection 3.7 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Subsection 3.7 have not arisen but the Term SOFR Administrator or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which Term SOFR shall no longer be used or be representative for determining interest rates for loans in Dollars (such date, “Term SOFR Replacement Date”), then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to Term SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement, including Benchmark Replacement Conforming Changes, as may be applicable (including amendments to the Applicable Margin to preserve the terms of the economic transactions initially agreed to among the Borrowers, on the one hand, and the Lenders on the other hand). Notwithstanding anything to the contrary herein, such amendment shall become effective without any further action or consent of any other party to this Agreement if not objected to by the Required Lenders within five (5) Business Days of posting information about the proposed changes to the Lenders.

“Term SOFR Adjustment”: a percentage per annum as set forth below for the applicable Term SOFR Loan and related applicable Interest Period:

Interest Period for a Term SOFR Loan
One Month	0.10%
Three Months	0.15%
Six Months	0.25%

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) or a successor administrator of the Term SOFR Reference Rate selected by the Borrower and the Required Lenders.

“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.

“Term SOFR Replacement Date”: as defined in the definition of “Term SOFR” in this subsection 1.1.

“Total Credit Percentage”: as to any Lender at any time, the percentage which (a) the sum of such Lender’s then outstanding Term Loans (if any) and such Lender’s unused Term Loan Commitments (if any) then outstanding constitutes of (b) the sum the aggregate outstanding Term Loans (if any) of all Lenders then outstanding and aggregate unused Term Loan Commitments of all Lenders (if any) then outstanding.

“Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business or consistent with past practice or industry practice in connection with the acquisition of goods or services.

“Trading Price”: as defined in subsection 10.6(h).

“Tranche”: refers to whether such Term Loans or commitments are (1) Initial Term Loans or Initial Term Loan Commitments, or (2) Delayed Draw Term Loans or Delayed Draw Term Loan Commitments; provided that, if any of the Term Loans pursuant to clause (2) above are fungible with an existing Tranche of Term Loans (as determined in good faith by the Borrower, which determination shall be conclusive) at the time of Incurrence of such Term Loans, such Term Loans shall constitute part of the same Tranche as the applicable existing Tranche of Term Loans.

“Transaction Costs”: the amounts used for (i) the consummation of the SPAC Transactions and (ii) the payment of the Transaction Fees.

“Transaction Fees”: fees, premiums and expenses incurred in connection with the consummation of the Transactions.

“Transactions”: collectively, any or all of the following (whether taking place prior to, on or following the Closing Date): (i) the SPAC Transactions, (ii) the entry into this Agreement and the other Loan Documents on the Closing Date and the Incurrence of Indebtedness hereunder on the Closing Date, as the case may be, by one or more of the Borrower and its Subsidiaries, (iii) the Initial Contribution and (iv) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“Type”: the type of Loan determined based on the interest option applicable thereto, with there being two Types of Loans hereunder, namely ABR Loans and SOFR Loans.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions and investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Unrestricted Cash”: at any date of determination, the aggregate amount of cash and Cash Equivalents that would be listed on the consolidated balance sheet of the Borrower prepared in accordance with GAAP, except to the extent such cash and Cash Equivalents would appear as “restricted” for financial statement purposes other than as a result of being subject to a security interest in favor of the Collateral Agent or another debt facility subject to an intercreditor arrangement (or similar arrangement) with an Agent.

“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate”: as defined in subsection 3.11(b).

“USA PATRIOT ACT”: as defined in subsection 4.22(a).

“Voting Stock”: as defined in the definition of “Change of Control”.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-in Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability in shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-in Legislation that are related to or are ancillary to any of those powers.

1.2 Other Definitional and Interpretive Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to.” Any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder. Any reference herein to the financial statements (or any component thereof) of the Borrower shall be construed to include the financial statements (or the applicable component thereof) of the Borrower whose financial statements satisfy the Borrower’s reporting obligations under subsection 6.1. With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured, waived or expired (in accordance with this Agreement). If any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured or expired (a “Cured Default”), any other Default, Event of Default or failure of a condition precedent that resulted or may have resulted from (i) the making or deemed making of any representation or warranty by any Loan Party or (ii) the taking of any action by any Loan Party or any Subsidiary of any Loan Party that was prohibited hereunder solely as a result of the continuation of such Cured Default (and was not otherwise prohibited by this Agreement), in each case which subsequent Default, Event of Default or failure would not have arisen had the Cured Default not been continuing at the time of such representation, warranty, action or omission, shall be deemed to automatically be cured or satisfied, as applicable, upon, and simultaneously with, the cure of the Cured Default, so long as at the time of such representation, warranty or action, no Responsible Officer of the Borrower had knowledge of any such Initial Default. To the extent not already so notified, the Borrower will provide prompt written notice of any such automatic cure to the Administrative Agent after a Responsible Officer knows of the occurrence of any such automatic cure.

(d) For purposes of determining any financial ratio or making any financial calculation for any fiscal quarter (or portion thereof) ending prior to the Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period.

(e) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) the Borrower shall not be obligated to cause a Designated Non-Guarantor to comply with a covenant under this Agreement or any other Loan Documents to the extent that such compliance would cause such Designated Non-Guarantor to violate the terms of the Organizational Documents of such Designated Non-Guarantor or the contractual obligations of such Designated Non-Guarantor and (ii) no representation or warranty in this Agreement or any other Loan Documents as it applies to a Designated Non-Guarantor shall be deemed a misrepresentation to the extent that the event or circumstance giving rise to such misrepresentation is caused by the terms of the Organizational Documents of such Designated Non-Guarantor or the contractual obligations of such Designated Non-Guarantor.

(f) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(g) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) “or” is not exclusive; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and (iii) references to sections of, or rules under, the Securities Act and Exchange Act, as applicable, shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

(h) Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(i) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as (1) no Default, Event of Default or specified Default or Event of Default, as applicable, exists on the date (x) a definitive agreement for such Limited Condition Transaction is entered into or (y) irrevocable notice (or a notice that is revocable due to failure to satisfy a condition precedent contained in such notice) of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is given and (2) no LCT Blocking Default exists on the day of, or would result from the closing of such Limited Condition Transaction. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (i), and any Default, Event of Default or specified Default or Event of Default, as applicable, other than an LCT Blocking Default, occurs following the date (x) a definitive agreement for the applicable Limited Condition Transaction was entered into, or (y) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Default or Event of Default, as applicable, other than an LCT Blocking Default, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(j) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement (including subsection 7.11) which requires the calculatioin of the Consolidated Net Leverage Ratio;

(ii) testing baskets set forth in this Agreement; or

(iii) any other determination as to whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Agreement;

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (x) a definitive agreement for such Limited Condition Transaction is entered into or (y) irrevocable notice (or a notice that is revocable due to failure to satisfy a condition precedent contained in such notice) of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters of the Borrower ending prior to the LCT Test Date for which consolidated financial statements of the Borrower have been delivered under subsection 6.1(a) or subsection 6.1(b), the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with; provided that Consolidated Interest Expense for purposes of the Consolidated EBITDA will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as determined by the Borrower in good faith, which determination shall be conclusive. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in exchange rates or in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the Incurrence or discharge of Indebtedness or Liens, or the making of Restricted Payments, Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower on or following the relevant LCT Test Date and prior to the earlier of the date on which (1) such Limited Condition Transaction is consummated, (2) the definitive agreement for, or firm offer in respect of, such Limited Condition Transaction (if an acquisition or investment) is terminated or expires without consummation of such Limited Condition Transaction or (3) such notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is revoked or expires without consummation, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) have been consummated.

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS.

2.1 Loans.

(a) Initial Term Loans.

(i) Subject to the terms and conditions hereof, each Lender holding an Initial Term Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, an “Initial Term Loan”) to the Borrower in an aggregate principal amount equal to the amount set forth opposite such Lender’s name in Schedule A under the heading “Initial Term Loan Commitment”.

(ii) The Initial Term Loans, except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans.

(iii) Once repaid, the Initial Term Loans incurred hereunder may not be reborrowed. On the Closing Date (after giving effect to the incurrence of Initial Term Loans on such date), the Initial Term Loan Commitment of each Lender shall terminate.

(b) [Reserved].

(c) [Reserved].

(d) Delayed Draw Term Loans.

(i) Subject to the terms and conditions hereof, each Lender holding a Delayed Draw Term Loan Commitment severally agrees, during the Delayed Draw Term Loan Availability Period, to make, in Dollars, one or more term loans (a “Delayed Draw Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Delayed Draw Term Loan Commitment”.

(ii) The Delayed Draw Term Loans, except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans.

(iii) The Delayed Draw Term Loan drawing will be made as Initial Term Loans by increasing the principal amount thereof and the Delayed Draw Term Loan Commitments of the Lenders shall be reduced, on a pro rata basis, by a corresponding amount so long as and to the extent that such Delayed Draw Term Loan would be fungible with the Initial Term Loans at the time of the Incurrence of such Delayed Draw Term Loan (as determined in good faith by the Borrower, which determination shall be conclusive). If such Delayed Draw Term Loan would not be fungible with the Initial Term Loans (as determined in good faith by the Borrower, which determination shall be conclusive) at the time of Incurrence of such Delayed Draw Term Loan, then such Delayed Draw Term Loan shall be established as a separate Tranche. Delayed Draw Term Loans incurred hereunder may not be reborrowed. On the date of incurrence of the Delayed Draw Term Loan (and after giving effect to the incurrence thereof), the Delayed Draw Term Loan Commitment of each Lender shall terminate (to the extent not theretofore terminated).

2.2 Notes; Amortization.

(a) The Borrower agrees that, upon the request by any Lender, in order to evidence such Lender’s Loan, the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A (each, as amended, restated, supplemented, replaced or otherwise modified from time to time, a “Note”), in each case with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Loans made (or acquired by assignment pursuant to subsection 10.6(b)) by such Lender to such Borrower. Each Note shall be payable (y) as provided in subsection 2.2(b) (in the case of Initial Term Loans), or (z) as provided in subsection 2.2(d) (in the case of Delayed Draw Term Loans) and provide for the payment of interest in accordance with subsection 3.1.

(b) The aggregate Initial Term Loans of all Lenders shall be payable in consecutive quarterly installments beginning on March 31, 2024, up to and including the Maturity Date (subject to adjustment as provided in the immediately following sentence) and in the principal amounts equal to the respective amounts set forth below and subject to adjustment as set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Initial Term Loans then outstanding):

Date	Amount

March 31, 2024 and thereafter the last Business Day of each of March, June, September and December prior to the Maturity Date	0.25% of the aggregate initial principal amount of the Initial Term Loans on the Closing Date

Maturity Date	All unpaid aggregate principal amounts of any outstanding Initial Term Loans

In the event that any Delayed Draw Term Loans are Incurred as an increase in the principal amount of Initial Term Loans, the amortization payments set forth above may be adjusted to provide for amortization payments of approximately 1.00% per annum on such Delayed Draw Term Loans and in order to make such Delayed Draw Term Loans fungible with the Initial Term Loans as determined by the Administrative Agent and the Borrower.

(c) [Reserved].

(d) The Delayed Draw Term Loans of all the Lenders shall be payable in consecutive quarterly installments beginning on March 31, 2024 (the “Delayed Draw Installment Date”), up to and including the Maturity Date (subject to reduction as provided in subsection 3.4), on the dates (or if any such date is not a Business Day, on the immediately succeeding Business Day) and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Delayed Draw Term Loans then outstanding):

Date	Amount

The Delayed Draw Installment Date and the last Business Day of each of March, June, September and December prior to the Maturity Date	0.25% of the aggregate principal amount of the Delayed Draw Term Loans borrowed hereunder on or prior to any such date

Maturity Date	All unpaid aggregate principal amounts of any outstanding Delayed Draw Term Loans

For the avoidance of doubt, any Delayed Draw Term Loans Incurred by increasing the principal amount of the Initial Term Loans shall constitute Initial Term Loans and the amortization schedule set forth in subsection 2.2(b) and not the amortization schedule set forth in this subsection 2.2(d) shall be applicable to such Initial Term Loans.

2.3 Procedure for Borrowing.

(a) The Borrower shall give the Administrative Agent written notice, in substantially the form attached hereto as Exhibit K (or such other form reasonably acceptable to the Administrative Agent), in the amount of the Initial Term Loan Commitment, specifying whether the borrowing is to be of SOFR Loans or ABR Loans or a combination thereof and if the borrowing is to be of more than one Type of Loan, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor (if applicable) and the proposed Borrowing Date (which notice must have been received by the Administrative Agent by (i) 12:00 P.M., New York City time, at least three U.S. Government Securities Business Days prior to the requested Borrowing Date for SOFR Loans (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) or (ii) 12:00 P.M., New York City time, at least one Business Day prior to the requested Borrowing Date for ABR Loans). Upon receipt of such written notice the Administrative Agent shall promptly notify each applicable Lender thereof. Each Lender having a Term Loan Commitment will make the amount of its pro rata share of the applicable Commitments available, in each case for the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 1:00 P.M., New York City time on the Closing Date in funds immediately available to the Administrative Agent. Upon receipt of all requested funds, the Administrative Agent shall on such date wire to the account of the Borrower on the books of the Administrative Agent (or otherwise as directed by the Borrower) with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent; provided that the Borrower will direct such wire of funds so that upon completion of such wire to the Borrower or another Loan Party, the Borrower will be in compliance with subsection 7.11.

(b) [Reserved].

(c) (i) The Borrower may borrow under the Delayed Draw Term Loan Commitments during the Delayed Draw Term Loan Availability Period on any Business Day; provided that the Borrower shall give the Administrative Agent notice in substantially the form attached hereto as Exhibit K (or such other form reasonably acceptable to the Administrative Agent) which notice must be received by the Administrative Agent prior to 12:00 P.M., New York City time (A) in the case of a requested borrowing of SOFR Loans, at least three U.S. Government Securities Business Days prior to the requested Borrowing Date or (B) in the case of a requested borrowing of ABR Loans, on the requested Borrowing Date, specifying (i) the aggregate amount of the Delayed Draw Term Loan Commitments, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of SOFR Loans, ABR Loans or a combination thereof, (iv) if the borrowing is to be entirely or partly of SOFR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor and (v) the wire instructions for delivery of such funds; provided, further, that if any Delayed Draw Term Loans are incurred as an increase to the principal amount of the Initial Term Loans as provided in subsection 2.1(d), then the amount to be borrowed shall be allocated to the Types of Initial Term Loans (with corresponding interest periods) in the same proportion as the Types of Initial Term Loans outstanding immediately prior to such borrowing.

(ii) Each borrowing under the Delayed Draw Term Loans shall be in an amount equal to $5.0 million or a whole multiple of $250,000 in excess thereof (or, if the then available Delayed Draw Term Loan Commitments are less than $5.0 million, such lesser amount). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each applicable Lender thereof. Subject to the satisfaction of the conditions precedent specified in subsection 5.2, each Lender having an Delayed Draw Term Loan Commitment will make the amount of its pro rata share of the Delayed Draw Term Loans to be borrowed (subject to its Delayed Draw Term Loan Commitment) available, in each case for the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 1:00 P.M., New York City time on the Borrowing Date in funds immediately available to the Administrative Agent. Upon receipt of all requested funds, the Administrative Agent shall on such date wire to the account of the Borrower on the books of the Administrative Agent (or otherwise as directed by the Borrower) with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.4 Repayment of Loans; Record of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent in Dollars for the account of each Lender the then unpaid principal amount of the Loans of such Lender made to the Borrower, on the Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 3.1.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type and Tranche thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each applicable Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records of the Lenders and the Register, the Register shall control.

SECTION 3. GENERAL PROVISIONS.

3.1 Interest Rates and Payment Dates.

(a) Each SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Adjusted Term SOFR determined for such day plus the Applicable Margin in effect for such day.

(b) Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR in effect for such day plus the Applicable Margin in effect for such day.

(c) During the continuance of an Event of Default under subsection 8.1(a), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirement of Law; provided that (1) no amount shall be payable pursuant to this subsection 3.1(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) no amounts shall accrue pursuant to this subsection 3.1(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Interest shall be payable by the Borrower in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 3.1 shall be payable from time to time on demand.

(e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

3.2 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert outstanding Loans from SOFR Loans to ABR Loans by giving the Administrative Agent at least three Business Days’ (no later than 12:00 P.M., New York City time, on such day, or such later time as may be agreed by the Administrative Agent in its reasonable discretion) prior irrevocable written notice of such election. The Borrower may elect from time to time to convert outstanding Loans from ABR Loans to SOFR Loans by giving the Administrative Agent at least three Business Days’ (no later than 12:00 P.M., New York City time, on such day, or such later time as may be agreed by the Administrative Agent in its reasonable discretion) prior irrevocable written notice of such election; provided that any such conversion of SOFR Loans may only be made on the last day of an Interest Period with respect thereto. Any such notice of conversion to SOFR Loans shall be in substantially the form attached hereto as Exhibit K (or such other form reasonably acceptable to the Administrative Agent) and shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding SOFR Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a SOFR Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Loan may be converted into a SOFR Loan after the date that is one month prior to the Maturity Date.

(b) Any SOFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving written notice, in substantially the form attached hereto as Exhibit K (or such other form reasonably acceptable to the Administrative Agent), to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided that no SOFR Loan may be continued as such after the date that is one month prior to the Maturity Date and provided, further, that (i) if the Borrower shall fail to give any required notice as described above in this subsection 3.2(b) such Loans shall continue with the same Interest Period immediately following the expiration of the current Interest Period with respect to such Loans and (ii) if such continuation is not permitted pursuant to the preceding proviso such SOFR Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this subsection 3.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

3.3 Maximum Amounts of Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the SOFR Loans comprising each Set shall be equal to $1.0 million or a whole multiple of $1.0 million in excess thereof (provided that, notwithstanding the foregoing, (x) any Loan may be borrowed in an amount equal to the aggregate amount of the Commitments in respect of such Loan or the amount of Loans then outstanding and (y) any Loan may be converted or continued in its entirety) and so that there shall not be more than 15 Sets in any one Tranche at any one time outstanding.

3.4 Optional and Mandatory Prepayments.

(a) The Borrower may at any time and from time to time prepay the Term Loans made to it in whole or in part, without premium or penalty (except as provided in subsection 3.4(g)), upon written notice (in substantially the form attached hereto as Exhibit E (or such other form reasonably acceptable to the Administrative Agent)) by the Borrower to the Administrative Agent (x) prior to 1:00 P.M., New York City time at least three U.S. Government Securities Business Days (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of SOFR Loans), or (y) prior to 1:00 P.M., New York City time at least two Business Days prior to the date of prepayment (in the case of ABR Loans). Such notice shall specify the date and amount of prepayment, whether the prepayment is of SOFR Loans, ABR Loans or a combination thereof, and, if a combination thereof, the principal amount allocable to each, the applicable Tranche being repaid and, if a combination thereof, the principal amount allocable to each. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. If any such notice is given and is not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans pursuant to this subsection 3.4(a) shall be applied on a pro rata basis to the respective installments of principal of such Term Loans in the reverse order of maturity. Partial prepayments pursuant to this subsection 3.4(a) shall be in multiples of $1.0 million; provided that, notwithstanding the foregoing, any Tranche of Term Loans may be prepaid in its entirety. Each prepayment of Initial Term Loans and Delayed Draw Term Loans pursuant to this subsection 3.4(a) made on or prior to the third anniversary after the Closing Date shall be accompanied by the payment of the premium required by subsection 3.4(g).

(b) If on or after the Closing Date the Borrower or any Subsidiary shall incur Indebtedness for borrowed money (other than Indebtedness permitted pursuant to subsection 7.1), then, in each case, the Borrower shall prepay in accordance with subsections 3.4(d) and (e), the Term Loans in an amount equal to 100% of the Net Cash Proceeds thereof, with such prepayment to be made on or before the fifth Business Day following notice given to each Lender of the Prepayment Date as contemplated by subsection 3.4(e). Each prepayment of Initial Term Loans and Delayed Draw Term Loans pursuant to this subsection 3.4(b) made on or prior to the third anniversary after the Closing Date shall be accompanied by the payment of the premium required by subsection 3.4(g).

(c) The Borrower shall, in accordance with subsections 3.4(d) and 3.4(e), prepay the Term Loans to the extent required by subsection 7.4(b)(ii). Each prepayment of Initial Term Loans and Delayed Draw Term Loans pursuant to this subsection 3.4(c) made on or prior to the third anniversary after the Closing Date shall be accompanied by the payment of the premium required by subsection 3.4(g).

(d) Each prepayment of Term Loans pursuant to subsection 3.4(b) or 3.4(c) shall be applied within each applicable Tranche of Term Loans, first, to the accrued interest on the principal amount of Term Loans being prepaid (and fees and premium due on such amount, if any) and, second, to the respective installments of principal thereof in reverse order of maturity.

(e) The Borrower shall give written notice to the Administrative Agent of any mandatory prepayment of the Term Loans no later than 5:00 P.M., New York City time three Business Days prior to the date on which such payment is due (any such date of prepayment, a “Prepayment Date”). Once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the relevant Prepayment Date as required by this subsection 3.4 (except as otherwise provided in the penultimate sentence of this subsection 3.4(e)). Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall promptly give notice to each Lender of the prepayment and the relevant Prepayment Date. Notwithstanding the foregoing, in the case of any prepayment pursuant to subsection 3.4(b) or (c), the Borrower (in its sole discretion) may give each Lender the option (in its sole discretion) to elect to decline any such prepayment (and the Administrative Agent shall promptly notify the Lenders of the Borrower’s decision) by requiring the Lenders to give notice of such election to decline any such prepayment in writing to the Administrative Agent by 11:00 A.M., New York City time, on the date that is two Business Days prior to the Prepayment Date (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion). The Administrative Agent shall promptly notify the Borrower of any election by a Lender to decline receipt of such prepayment. Any amount so declined by any Lender may, at the option of the Borrower, be applied to the payment or prepayment of Indebtedness or otherwise be retained by the Borrower and its Subsidiaries or applied by the Borrower or any of its Subsidiaries in any manner not inconsistent with this Agreement, including subsection 7.5. To the extent a Lender does not elect to decline such prepayment within the time period set forth above, such Lender shall be deemed to have accepted such prepayment.

(f) Amounts prepaid on account of Term Loans pursuant to subsection 3.4(a), 3.4(b) or 3.4(c) may not be reborrowed.

(g) If, on or prior to the third anniversary of the Closing Date, the Borrower makes (x) a voluntary prepayment of all or any portion of the outstanding Initial Term Loans or Delayed Draw Term Loans pursuant to subsection 3.4(a) or (y) a mandatory prepayment of the Initial Term Loans or Delayed Draw Term Loans pursuant to subsection 3.4(b) or 3.4(c), the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender a prepayment premium (the “Prepayment Premium”) equal to (i) if such prepayment or payment is made on or prior to the first anniversary of the Closing Date, 4.00% of the principal amount of the Initial Term Loans and/or Delayed Draw Term Loans, as applicable, so prepaid or paid, (ii) if such prepayment or payment is made after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 3.00% of the principal amount of the Initial Term Loans and/or Delayed Draw Term Loans, as applicable, so prepaid or paid, and (iii) if such prepayment or payment is made after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, 2.00% of the principal amount of the Initial Term Loans and/or Delayed Draw Term Loans, as applicable, so prepaid or paid. No premium will be applicable if any such payment or prepayment is made after the third anniversary of the Closing Date. If the Initial Term Loans or Delayed Draw Term Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default, including upon an Event of Default under subsection 8.1(a) or 8.1(f) (including the acceleration of claims by operation of law), the amount of principal of and premium on the Initial Term Loans or Delayed Draw Term Loans, as applicable, that becomes due and payable shall equal 100% of the principal amount of the Initial Term Loans or Delayed Draw Term Loans then outstanding, as applicable, plus the Prepayment Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Initial Term Loans or Delayed Draw Term Loans, as applicable, accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Initial Term Loans or Delayed Draw Term Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default, including upon an Event of Default under subsection 8.1(a) or 8.1(f) (including the acceleration of claims by operation of law), the Prepayment Premium applicable with respect to a voluntary prepayment of the Initial Term Loans or Delayed Draw Term Loans then outstanding, as applicable, will also be due and payable on the date of such acceleration or such other prior due date as though the Initial Term Loans or Delayed Draw Term Loans, as applicable, were voluntarily prepaid as of such date and shall constitute part of the Loan Document Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

3.5 Administrative Agent’s Fee; Other Fees.

(a) The Borrower agrees to pay or cause to be paid, to the Administrative Agent and the Lenders the fees related to the Facilities set forth in the Fee Letters on the payment dates set forth therein.

(b) The Borrower agrees to pay or cause to be paid, to the Administrative Agent, for the account of each Delayed Draw Lender, a commitment fee for the period beginning from the Closing Date to the last date of the Delayed Draw Term Loan Availability Period, computed at the Delayed Draw Commitment Fee Rate on the daily amount of the unutilized Delayed Draw Term Loan Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on September 30, 2023, or such earlier date as the Delayed Draw Term Loan Commitments shall terminate as provided herein.

3.6 Computation of Interest and Fees.

(a) Interest (other than interest based on the Prime Rate) and the commitment fee payable pursuant to subsection 3.5(b) shall be calculated on the basis of a 360-day year for the actual days elapsed; and interest based on the Prime Rate and any other fees shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of Adjusted Term SOFR. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate. For the avoidance of doubt, no date of payment shall be included in the calculation.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 3.1, excluding any ABR Loan which is based upon the Prime Rate.

3.7 Inability to Determine Interest Rate. (a) If, on or prior to the first day of any Interest Period for any SOFR Loan: (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof or (ii) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower and the Lenders as soon as practicable thereafter, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (1) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (2) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

(b) In connection with the use, implementation or administration of Term SOFR or SOFR, the Administrative Agent in consultation with the Borrower will have the right to make the Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments adopting or implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes.

3.8 Pro Rata Treatment and Payments.

(a) Except as expressly otherwise provided herein, each borrowing of Delayed Draw Term Loans by the Borrower from the Lenders hereunder shall be made, and any reduction (except as provided in subsections 3.4(e), 3.13(d) or 10.1(f)) of the Delayed Draw Term Loan Commitments of the Lenders shall be allocated by the Administrative Agent, pro rata according to the respective Delayed Draw Term Loan Commitment Percentages of the Lenders. Each payment (including each prepayment, but excluding payments made pursuant to subsection 3.4(g), 3.9, 3.10, 3.11, 3.13(d), 3.14, 10.1(f), 10.5 or 10.6) by the Borrower on account of principal of, interest on and any regularly accruing fees with respect to any Tranche of Loans (other than (x) payments in respect of any difference in the Applicable Margin, Adjusted Term SOFR or ABR in respect of any Tranche and (y) any payment pursuant to subsection 3.4(b) or 3.4(c)), to the extent declined by any Lender as provided in subsection 3.4(e). All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees, or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time), on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, or the Administrative Agent, as the case may be, at the Administrative Agent’s office specified in subsection 10.2, and shall be made in Dollars in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day, and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, the required date of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 3.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand, from the Borrower and (y) then the Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available.

3.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any SOFR Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn automatically whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law.

3.10 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i) shall subject such Lender to any tax of any kind whatsoever with respect to any SOFR Loan made or maintained, or change the basis of taxation of payments to such Lender in respect thereof in each case, except for (x) Non-Excluded Taxes, (y) taxes measured by or imposed upon the net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax) and (z) Taxes imposed by FATCA, of such Lender or its applicable lending office, branch, or any affiliate thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

(iii) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining SOFR Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon written notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such SOFR Loans, provided that, in any such case, the Borrower may elect to convert the SOFR Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Days’ notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 3.10(a). If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 3.10, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection 3.10 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this subsection 3.10(a), the Borrower shall not be required to compensate a Lender pursuant to this subsection 3.10(a) (i) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor or (ii) for any amounts, if such Lender is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This subsection 3.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this subsection 3.10 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this subsection 3.10(b), the Borrower shall not be required to compensate a Lender pursuant to this subsection 3.10(b) (i) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor or (ii) for any amounts, if such Lender is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This subsection 3.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c) Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

3.11 Taxes.

(a) Except as provided below in this subsection 3.11 or as required by law (which term shall include FATCA), all payments made by the Borrower and any other Loan Parties under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Borrower, other Loan Parties or the Administrative Agent to any Agent or any Lender hereunder or under any Notes, the amounts so payable by the Borrower or the relevant Loan Parties shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and the Borrower shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by the Borrower or the Administrative Agent to or for the account of any Agent or Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of paragraph (b), (c) or (d) of this subsection 3.11, (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement, unless such Non-Excluded Taxes are imposed (1) as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”) or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective except as provided in subsection 10.6(b), or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed (1) as a result of a Change in Law or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective except as provided in subsection 10.6(b). Whenever any Non-Excluded Taxes are payable by the Borrower or other Loan Parties, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender or Agent, as the case may be, a certified copy of an original official receipt (or other documentary evidence of such payment reasonably acceptable to the Administrative Agent) received by the Borrower showing payment thereof. If the Borrower or other Loan Parties fail to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower and the other Loan Parties shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. Each Agent and each Lender shall severally indemnify the Administrative Agent for any Excluded Taxes attributable to such Agent or Lender, as the case may be, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Relevant Governmental Authority. The agreements in this subsection 3.11 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(b) Each Agent and each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 10.6, on the date of such assignment or transfer to such Agent or Lender, two accurate and complete copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that such Agent or Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal backup withholding Tax with respect to payments to be made under this Agreement and under any Note. Each Agent and each Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 10.6, on the date of such assignment or transfer to such Agent or Lender, (i) two accurate and complete copies of Internal Revenue Service Form W-8ECI or Form W-8BEN or W-8BEN-E, as applicable (claiming the benefits of an income tax treaty) (or successor forms), in each case certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if such Agent or Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN or W-8BEN-E, as applicable (claiming the benefits of an income tax treaty) (or successor form) pursuant to clause (i) above, (x) two certificates substantially in the applicable form of Exhibit F (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (claiming the benefits of the portfolio interest exemption) (or successor forms) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments, including to the extent applicable, U.S. Tax Compliance Certificates) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (a) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (b) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case, such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower. In addition, each Agent and Lender agrees that from time to time after the Closing Date, when the passage of time or a change in circumstances renders the previous certification obsolete or inaccurate, such Agent or Lender shall deliver to the Borrower and the Administrative Agent two new accurate and complete copies of Internal Revenue Service Form W-9, Internal Revenue Service Form W-8ECI, Form W-8BEN or W-8BEN-E, as applicable (claiming the benefits of an income tax treaty), or Form W-8BEN or W-8BEN-E, as applicable (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance Certificate, or Form W-8IMY (with respect to a non-U.S. intermediary or flow-through entity), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Agent or Lender to a continued exemption from United States federal withholding tax with respect to payments under this Agreement and any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (i) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (ii) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case, (1) there has been a Change in Law that occurs after the date such Agent or Lender becomes an Agent or Lender hereunder (or after the date the relevant beneficiary or member in the case of a Lender that is a non-U.S. intermediary or flow through entity for U.S. federal income tax purposes becomes a beneficiary or member, if later) which renders all such forms inapplicable or which would prevent such Agent or Lender from duly completing and delivering any such form with respect to it, in which case such Agent or Lender shall promptly notify the Borrower and the Administrative Agent of its inability to deliver any such form or (2) such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower.

(c) Each Agent and Lender shall, upon request by the Borrower or the Administrative Agent, deliver to the Borrower, the Administrative Agent and/or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by the Borrower or the Administrative Agent under this Agreement or any Note to such Agent or Lender may be made free and clear of, and without deduction or withholding for or on account of any Non-Excluded Taxes (or to allow any such deduction or withholding to be at a reduced rate), provided that such Agent or Lender is legally entitled to complete, execute and deliver such form or certificate. Each Person that shall become a Lender or a Participant pursuant to subsection 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to paragraph (b), this paragraph (c) and paragraph (d) of this subsection 3.11 (subject to the requirements and limitations therein), provided that in the case of a Participant the obligations of such Participant pursuant to paragraph (b), this paragraph (c) and paragraph (d) of this subsection 3.11 shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(d) If a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) Notwithstanding the foregoing, if the Administrative Agent is not a United States Person, on or before the date of any payment by the Borrower under this Agreement or any Notes to the Administrative Agent, the Administrative Agent shall deliver to the Borrower (A) two accurate and signed Internal Revenue Service Forms W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two accurate and complete Internal Revenue Service Forms W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the

Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation Section 1.1441-1(b)(2)(iv)) and (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by the Borrower under this Agreement or any Notes (whether for its own account or for the account of others) without deduction or withholding of any U.S. federal income taxes. In addition, the Administrative Agent shall deliver to the Borrower two further accurate and signed forms or certifications provided in the prior sentence on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower, unless in any such case (other than with respect to United States backup withholding tax) there has been a Change in Law which renders all such forms inapplicable or which would prevent the Administrative Agent from duly completing and delivering any such form with respect to it and the Administrative Agent so advises the Borrower.

3.12 [Reserved].

3.13 Certain Rules Relating to the Payment of Additional Amounts.

(a) Upon the request, and at the expense, of the Borrower, each Agent and Lender to which any additional amount is required to be paid pursuant to subsection 3.10 or 3.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Agent or Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Agent or Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Agent or Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Agent or Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Agent or Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b) If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under subsection 8.1(a) or 8.1(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under subsection 3.10 or 3.11, the Borrower shall not be obligated to pay such additional amount.

(c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender pursuant to subsection 3.10 or 3.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans, as the case may be, pursuant to subsection 3.9, such Lender shall promptly after becoming aware of such event or condition notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender);

provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d) If the Borrower shall become obligated to pay additional amounts pursuant to subsection 3.10 or 3.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such payments under subsection 3.10 or 3.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans, as the case may be, pursuant to subsection 3.9, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under subsection 8.1(a) or 8.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the Affected Loan, in whole or in part, without premium or penalty. In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 10.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 10.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In the case of a prepayment of an Affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an Affected Loan, the Borrower shall first pay the affected Lender any additional amounts owing under subsections 3.10 and 3.11 (as well as any other amounts then due and owing to such Lender, including any amounts under this subsection 3.13) prior to such substitution or prepayment. In the case of the substitution of a Lender, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to such replaced Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e) If any Agent or Lender receives a refund directly attributable to Taxes for which the Borrower have made additional payments pursuant to subsection 3.10(a) or 3.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority. Notwithstanding anything to the contrary in this subparagraph (e), in no event shall any person be required to pay more than the after-tax amount of the refund it received. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that is deemed confidential) to the indemnifying party or any other Person.

(f) The obligations of any Agent, Lender or Participant under this subsection 3.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

3.14 Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) in determining the Required Lenders or Required Delayed Draw Lenders, as applicable, any Lender that at the time is a Defaulting Lender (and the Loans and/or Commitments of such Defaulting Lender) shall be excluded and disregarded;

(b) the Borrower shall have the right, at its sole expense and effort (i) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower to each become a substitute Lender and assume all or part of the Commitment of any Defaulting Lender and the Borrower, the Administrative Agent and any such substitute Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (ii) so long as no Event of Default under subsection 8.1(a) or 8.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the Loans and, at the Borrower’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty;

(c) [Reserved]

(d) [Reserved];

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to subsection 10.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Loans, such payment shall be applied solely to prepay the Loans of all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender; and

(f) the rights and remedies against a Defaulting Lender under this subsection 3.14 are in addition to other rights and remedies that the Borrower, the Administrative Agent, and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this subsection 3.14 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 4. REPRESENTATIONS AND WARRANTIES. To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on any Delayed Draw Term Loan Draw Date, the Borrower hereby represents and warrants, on the Closing Date, after giving effect to the Transactions (solely to the extent required to be true and correct in all material respects for such Extension of Credit pursuant to subsection 5.1 (or, in all respects, if qualified by materiality or “Material Adverse Effect”)), and on any Delayed Draw Term Loan Draw Date (solely to the extent required to be true and correct in all material respects for such Extension of Credit pursuant to subsection 5.2 (or, in all respects, if qualified by materiality or “Material Adverse Effect”)), to the Administrative Agent and each Lender that:

4.1 Financial Condition. In each case as presented in the Proxy Statement, (i) the audited financial statements as of and for the years ended December 31, 2022, and 2021, and report of independent registered public accounting firm with respect to Abacus Settlements, LLC d/b/a Abacus Life, and (ii) the audited consolidated financial statements of and for the years ended December 31, 2022 and 2021, and the report of independent registered public accounting firm with respect to Longevity Market Assets, LLC, (iii) the unaudited condensed consolidated financial statements as of March 31, 2023 and for the three months ended March 31, 2023 with respect to Abacus Settlements, LLC d/b/a Abacus Life and (iv) and the unaudited condensed consolidated financial statements as of March 31, 2023 and for the three months ended March 31, 2023 with respect to Longevity Market Assets, LLC, in each case, present fairly, in all material respects, the financial condition as at such date, and the profits and losses for such respective fiscal year or portion of the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except (i) in the case of interim statements, to normal year-end adjustments and the absence of footnotes and (ii) as approved by a Responsible Officer of the Borrower, and disclosed).

4.2 No Change. Since March 31, 2023, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the Incurrence of the Loans and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the Transactions contemplated hereby).

4.3 Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, incorporation or formation except (other than with respect to the Borrower), to the extent that the failure to be organized, existing and (to the extent applicable) in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, and (c) is duly qualified as a foreign corporation or a limited liability company and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and (to the extent applicable in the relevant jurisdiction) in good standing would not be reasonably expected to have a Material Adverse Effect. Each of the Loan Parties is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Extensions of Credit to them, if any, on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Borrower, with the Extensions of Credit to them, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 4.4, all of which have been obtained or made prior to or on the Closing Date, (b) filings to perfect the Liens created by the Security Documents, and (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Loan Parties the obligor in respect of which is the United States of America or any department, agency or instrumentality thereof. This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect and (b) will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its properties pursuant to any such Requirement of Law.

4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened (in writing) by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues, except as described on Schedule 4.6 (as may be supplemented from time to time by the Borrower without the consent of any other Person so long as such supplement does not reflect a litigation, investigation or proceeding that would have a Material Adverse Effect).

4.7 No Default. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property. Each of the Borrower and its Subsidiaries has good title to, or a valid leasehold interest in or other rights to use, all its material property, except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

4.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or has the legal right to use, all United States federal issued patents, applications for issued patents, registered trademarks, applications for registered trademarks and registered copyrights necessary for each of them to conduct its business substantially as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.

4.10 [Reserved]

4.11 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns that are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge (other than, for purposes of this subsection 4.11, any (i) taxes, fees, other charges or Liens with respect to which the failure to pay, or the existence thereof, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate actions diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or one or more of its Subsidiaries, as the case may be).

4.12 Federal Regulations.

(a) Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loans will be used, whether directly or indirectly, for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X.

(c) The Borrower and its Subsidiaries do not derive, and have not during the term of this Agreement (or, if the term of this Agreement continues for longer than a year, during the Borrower and its Subsidiaries most recent fiscal year) derived, more than fifteen percent (15%) of their aggregate gross revenues from Securities Related Activities.

4.13 ERISA.

(a) During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (vi) or (viii) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has occurred or is reasonably expected to result in a Material Adverse Effect: (i) a Reportable Event; (ii) any failure by any Plan to satisfy the minimum funding standard (as defined in 412 of the Code or Section 302 of ERISA) applicable to such Plan; (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC or a Plan; (vi) any Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (viii) any liability of the Borrower or any Commonly Controlled Entity under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan or notification that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of the ERISA); (x) withdrawal as a substantial employer under ERISA Section 4063 from a Single Employer Plan that has one or more contributing employers who are not a Commonly Controlled Entity; (xi) a substantial cessation of operations under ERISA Section 4062(e) with respect to a Single Employer Plan; or (xii) any transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA; provided that the representation made in clauses (ii), (iii), (ix) and (xii) of this subsection 4.13(a) with respect to a Multiemployer Plan is based on knowledge of the Borrower (each of the events described in clauses (i) through (xii) hereof (as qualified by the aforementioned proviso) are hereinafter referred to as an “ERISA Event”).

4.14 Collateral. Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement, each Deposit Account Control Agreement and each Securities Account Control Agreement, as applicable, will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a valid and enforceable security interest in or liens on the Collateral described therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Upon execution and delivery thereof by the parties thereto, each Deposit Account Control Agreement and each Securities Account Control Agreement, as applicable, will be effective to perfect (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral described therein. Subject to the Perfection Exceptions, when (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) constituting Collateral a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent (or its agents appointed for purposes of perfection), (c) all Electronic Chattel Paper and Pledged Stock (as defined in the Guarantee and Collateral Agreement) a security interest in which is required by the Security Documents to be perfected by “control” (as described in the UCC as in effect in each applicable jurisdiction from time to time), are under the “control” of the Collateral Agent or the Administrative Agent, as applicable (or their respective agents appointed for purposes of perfection), the security interests and liens granted pursuant to the Security Documents shall constitute (to the extent described therein) a perfected security interest in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of each grantor party thereto in the Collateral described therein (excluding Commercial Tort Claims (as defined in the Guarantee and Collateral Agreement), other than such Commercial Tort Claims set forth on Schedule 6 thereto (if any) with respect to such grantor). Notwithstanding any other provision of this Agreement, capitalized terms that are used in this subsection 4.14 and not defined in this Agreement are so used as defined in the applicable Security Document. The requirements of this subsection 4.14 are understood to be subject to the requirements of any applicable intercreditor agreement (or subordination agreement or similar arrangement) and applicable Perfection Exceptions. Notwithstanding anything else to the contrary in any Loan Document, no mortgages, deeds of trust or similar instruments shall be required in respect of any real property interests of the Loan Parties.

4.15 Investment Company Act. Neither the Borrower nor any of the Guarantors is required to register as an “investment company” under the Investment Company Act.

4.16 Subsidiaries. Schedule 4.16 sets forth all the Subsidiaries of the Borrower at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization, incorporation or formation, as applicable, and the direct or indirect ownership interest of the Borrower therein.

4.17 Purpose of Loans. The proceeds of the Term Loans shall be used by the Borrower to finance the working capital and business requirements of, and for general corporate purposes, the Borrower and its Subsidiaries and to fund acquisitions, investments and other transactions permitted by this Agreement; provided, that such proceeds shall not be used to pay Transaction Costs payable under the Merger Agreement in connection with the SPAC Transaction.

4.18 Environmental Matters. Other than as disclosed on Schedule 4.18 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a) The Borrower and its Subsidiaries: (i) are, and for the past three years have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are, and for the past three years have been, in compliance with all of their Environmental Permits.

(b) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, at any other location, that has given rise or would reasonably be expected to give rise to liability or other Environmental Costs of the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the United States Federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, settlement or other agreement, nor is subject to any judgment, decree, order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

4.19 No Material Misstatements. The written factual information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent and the Lenders on or prior to the Closing Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made (after giving effect to supplements thereto), not materially misleading in their presentation of the Borrower and Subsidiaries, as applicable, in each case, taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections, budgets, market assessments and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or industry specific nature, contained in any such information, reports, financial statements, exhibits or schedules and (b) such forecasts, estimates, pro forma information, projections, budgets, market assessments and statements as to anticipated future performance or conditions, and the assumptions on which they were based was prepared in good faith upon assumptions believed to be reasonable at the time of preparation, which may or may not prove to be correct, and that such variances may be material.

4.20 Labor Matters. There are no strikes pending or, to the knowledge of the Borrower, reasonably expected to be commenced against the Borrower or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

4.21 Material Contracts. As of the Closing Date, the Borrower has provided the Administrative Agent a complete and accurate list of all Material Contracts (it being understood that any such contract filed with the SEC shall be deemed to have been provided to the Administrative Agent). As of the Closing Date, unless otherwise disclosed to the Administrative Agent by the Borrower in writing, each such Material Contract on the list provided pursuant to the immediately preceding sentence is, and after giving effect to the consummation of the Transactions will be, in full force and effect in accordance with the terms thereof. As of the Closing Date, the Borrower has delivered or otherwise made available to the Agents a true and complete copy of each Material Contract listed on such schedule. As of the Closing Date, neither the Borrower nor any other Loan Party (nor, to their knowledge, any other party thereto) is in breach of or in default under any Material Contract.

4.22 Anti-Terrorism; FCPA.

(a) The Borrower and each Subsidiary is, and to the knowledge of the Borrower its directors, officers and employees are, in compliance with (i) the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), to the extent its provisions are applicable, (ii) the Trading with the Enemy Act, as amended, and (iii) applicable Anti-Corruption Laws. The Borrower and each Subsidiary is, and, to the knowledge of the Borrower, its directors, officers and employees are, in compliance in all material respects with any U.S. sanctions administered by the U.S. State Department or the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and any other enabling legislation or executive order relating thereto (collectively, the “Sanctions”).

(b) Neither the Borrower nor any Subsidiary or, to the knowledge of the Borrower any director, officer or employee of the Borrower or any Subsidiary, is the target of any Sanctions. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary or, to the knowledge of the Borrower any director, officer or employee of the Borrower or any Subsidiary, is a Person who is located, incorporated, organized or ordinarily resident in any country or territory that itself is the subject of a comprehensive embargo under Sanctions laws (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine) (any such country or territory, a “Sanctioned Country”).

(c) Neither the Borrower nor any Subsidiary will directly or knowingly indirectly use the proceeds of the Loans except as otherwise permitted by applicable law, regulation or license, for the purpose of funding or financing the activities or business of any Person that is at the time of such funding or financing is (i) the target or subject of Sanctions, (ii) located, incorporated, organized or ordinarily resident in a Sanctioned Country or (iii) for any payments to any Person, in order to obtain, retain or direct business or obtain any improper advantage, in material violation of the applicable Anti-Corruption Laws.

4.23 Transactions with Affiliates. Except as disclosed on Schedule 4.23, as of the Closing Date, the Borrower and its Subsidiaries are not engaged in any Affiliate Transactions.

4.24 Accounts. Except as set forth on Schedule 4.24, as of the Closing Date neither Borrower nor any other Loan Party maintains any deposit accounts (as defined in the UCC), securities entitlement accounts (as defined in the UCC) or commodities accounts.

4.25 Operating Policies and Practices. Each Loan Party has instituted and maintained the Operating Policies and Practices designed to promote and achieve compliance with the applicable state regulations in each state where such Loan Party conducts its business.

SECTION 5. CONDITIONS PRECEDENT.

5.1 Conditions to Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a) Loan Documents. The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below:

(i) this Agreement, duly executed and delivered by the parties hereto;

(ii) the Guarantee and Collateral Agreement, executed and delivered by each Loan Party signatory thereto; and

(iii) a Securities Account Control Agreement, executed and delivered by the Securities Intermediary, the Collateral Agent, and Longevity Market Assets, LLC, covering the account into which the proceeds of the Initial Term Loans and $15,000,000 of the Permitted Subordinate Indebtedness will be funded;

(b) SPAC Merger. The mergers contemplated by the Merger Agreement shall have been consummated in accordance with the terms thereof or as disclosed in the Proxy Statement, without giving effect to any amendments, modifications, express waivers or express consents under the Merger Agreement that are materially adverse to the Lenders without the consent of the Lenders (such consent not to be unreasonably withheld, conditioned or delayed), as evidenced by the delivery to the Administrative Agent of a file stamped copy of the certificate of merger for the merger of the Borrower and a good standing certificate from the Secretary of State for the State of Delaware for the Borrower under the name Abacus Life, Inc..

(c) Initial Contribution. The Initial Contribution shall have been, or substantially concurrently with the initial borrowing of the Initial Term Loans shall be, consummated.

(d) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent of the UCC and judgment lien filings that have been filed with respect to personal property of the Loan Parties in each of the jurisdictions reasonably requested by it at least 10 calendar days prior to the Closing Date.

(e) Legal Opinions. The Administrative Agent shall have received a customary executed legal opinion of Locke Lord LLP, special counsel to each of the Borrower and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(f) Officer’s Certificate. The Administrative Agent shall have received a certificate from the Borrower, dated as of the Closing Date, substantially in the form of Exhibit I, with appropriate insertions and attachments.

(g) Perfected Liens. The Collateral Agent shall have obtained a valid first lien perfected security interest in the Collateral covered by the Security Documents to be in effect on the Closing Date (to the extent and with the priority contemplated therein) and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens or pledges, security interests or mortgages to be released on the Closing Date, in each case, subject to the Perfection Exceptions.

(h) Pledged Stock; Stock Powers; Pledged Notes; Endorsements. Subject to the Perfection Exceptions, the Collateral Agent shall have received:

(i) the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii) the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement, to the extent such promissory notes were requested three (3) Business Days prior to the Closing Date;

(i) Fees.

(i) The Administrative Agent and the Lenders, respectively, shall have received all reasonable and documented out-of-pocket fees (and reimbursement of reasonable expenses invoiced no later than two Business Days prior to the Closing Date) related to the Transactions payable to them to the extent due (which may be offset against the proceeds of the Facilities); and

(ii) The Administrative Agent, for the ratable benefit of each Lender as of the Closing Date, shall have received the fees owed to such Lender on the Closing Date as set forth in the Facility Fee Letter; and

(iii) Owl Rock Advisors shall have received the fees owed to it on the Closing Date as set forth in the Arranger Fee Letter.

(j) Secretary’s Certificate. The Administrative Agent shall have received a certificate from the Borrower and, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, each other Loan Party, dated as of the Closing Date, substantially in the form of Exhibit J, with the appropriate insertions and attachments of resolutions or other actions, evidence of incumbency and the signature of authorized signatories and Organizational Documents, executed by a Responsible Officer or other authorized representative and the Secretary, any Assistant Secretary or another authorized representative of such Loan Party.

(k) Solvency. The Lenders shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Borrower in substantially the form attached hereto as Exhibit L certifying that, as of the Closing Date, after giving effect to the Transactions occurring on the Closing Date, the Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

(l) PATRIOT Act. The Administrative Agent and the Lenders shall have received at least three calendar days prior to the Closing Date all documentation and other information as is reasonably requested in writing by the Administrative Agent, at least 10 Business Days prior to the Closing Date, about the Borrower and the Guarantors mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the CDD Rule.

(m) Loan Party Financials. The Administrative Agent shall have received a summary reconciliation corresponding to the financial statements as of and for the calendar quarter ended March 31, 2023 and the calendar year ended December 31, 2022, for the Loan Parties, in each case providing a summary reconciliation to demonstrate the results and financials of the Loan Parties as distinct from any non-Loan Parties or Designated Non-Guarantors.

(n) Borrowing Notice. With respect to the initial Extensions of Credit, the Administrative Agent shall have received a notice of such Borrowing as required by subsection 2.3.

(o) No Material Adverse Effect. Since March 31, 2023, no Material Adverse Effect shall have occurred.

(p) Regulatory Approval. Borrower shall have received the approval of the Florida Office of Insurance Regulation with respect to the change of control of Longevity Market Assets, LLC and Abacus Settlements, LLC contemplated by the SPAC Transactions.

The making of the initial Extensions of Credit by the Lenders hereunder shall be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that to the best of its knowledge each of the conditions precedent set forth in this subsection 5.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

5.2 Conditions Precedent to Extension of Credit Under Delayed Draw Term Loan Commitments On or After the Closing Date. The agreement of each Delayed Draw Lender to make any Extension of Credit pursuant to its Delayed Draw Term Loan Commitments requested to be made by it on any Delayed Draw Term Loan Draw Date is subject to the satisfaction or waiver of the following conditions precedent:

(a) Notice. The Administrative Agent shall have received a notice of such Borrowing as required by subsection 2.3(c).

(b) Representations and Warranties. On any Delayed Draw Term Loan Draw Date, all representations and warranties set forth in Section 4 shall be true and correct in all material respects on and as of such date of the Extension of Credit as if made on and as of such date (except to the extent such representation and warranty speaks to an earlier date, in which case such representation and warranty shall be true and correct in all material respects); provided that representations and warranties subject to a materiality or Material Adverse Effect qualifier shall be true and correct in all respects.

(c) No Default. In the case of an Extension of Credit, no Default or Event of Default shall have occurred and be continuing on such date or would result from the making of the requested Extension of Credit.

(d) Eligible Assets. The Administrative Agent shall have received satisfactory evidence that Purchased Policies included as Eligible Assets are subject to a satisfactory Securities Account Control Agreement.

(e) Compliance with Liquid Asset Coverage Ratio. In the case of an Extension of Credit, the Liquid Asset Coverage Ratio shall not be less than, on the date of such Extension of Credit immediately after giving effect thereto, 1.80:1.00.

The borrowing of Delayed Draw Term Loans by the Borrower hereunder shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clauses (b) above on the date of such Extension of Credit and/or such other date specified in clause (b) above.

SECTION 6. AFFIRMATIVE COVENANTS. The Borrower hereby agrees that, from and after the Closing Date and so long as the Delayed Draw Term Loan Commitments remain in effect, and thereafter until payment in full of the Loans and all other Loan Document Obligations then due and owing to any Lender or any Agent hereunder and under any Note, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its respective Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) as soon as available, but in any event not later than the 120th day following the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of operations, shareholders’ equity and cash flows for such year, setting forth, in each case, in comparative form (to the extent applicable, and in any event, without requiring restatements of discontinued operations), (A) in the case of the financial statements for the fiscal year ending December 31, 2024, the figures for and as of the end of the period commencing with the first full fiscal quarter after the Closing

Date (or such other period as agreed between the Borrower and the Administrative Agent) and ending on December 31, 2023 and (B) thereafter, the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (it being agreed that an explanatory or emphasis of matter paragraph does not constitute a qualification or exception) (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming maturity date hereunder or in any other Indebtedness Incurred in compliance with this Agreement or (ii) any potential or actual inability to satisfy any financial maintenance covenant included in any Indebtedness of the Borrower or its Subsidiaries), by independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the SEC, will, in each case, satisfy the Borrower’s obligation under this subsection 6.1(a)) with respect to such year including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (it being agreed that an explanatory or emphasis of matter paragraph does not constitute a qualification or exception), so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than a “going concern” or like qualification or exception with respect to (i) an upcoming maturity date hereunder or in any other permitted Indebtedness or (ii) any potential inability to satisfy any financial maintenance covenant included hereunder or in any other Indebtedness of the Borrower or its Subsidiaries);

(b) commencing with September 30, 2023, as soon as available, but in any event not later than the 45th day following the end of each of the first three fiscal quarters of the Borrower, the unaudited consolidated balance sheet of the Borrower as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, commencing with the financial statements for the fiscal quarter ending September 30, 2024, in each case, in comparative form (to the extent applicable, and in any event, without requiring restatements of discontinued operations) the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Borrower as provided in subsection 6.1(d) (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will, in each case, satisfy the Borrower’s obligations under this subsection 6.1(b) with respect to such quarter to the extent such quarterly report includes the information specified in this subsection 6.1(b));

(c) as soon as available but within ten (10) Business Days after the end of each calendar month (such month being the “Reported Month”), a copy of internal reports prepared by the Borrower for use by executive management that reflect the Policies owned by the Loan Parties, as well as their cost and carrying value, as of the last day of such calendar month (it being understood that such reports are preliminary and may be subject to adjustment pending the closing of financial statements for the relevant fiscal quarter and normal year-end adjustments); and

(d) all such financial statements delivered pursuant to subsection 6.1(a) or (b) (i) to (and, in the case of any financial statements delivered pursuant to subsection 6.1(b) shall be certified by a Responsible Officer of the Borrower in the relevant Compliance Certificate to) fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries in conformity with GAAP (subject to normal year-end audit and other adjustments), (ii) to be (and, in the case of any financial statements delivered pursuant to subsection 6.1(b) shall be certified by a Responsible Officer of the Borrower in the relevant Compliance Certificate as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any interim financials, for normal year-end adjustments and the absence of footnotes) and (iii) for any period in which a subsidiary of the Borrower (i) has been designated as or deemed to be a Designated Non-Guarantor or (ii) is a Securitization Subsidiary, simultaneously with the delivery of the financial statements referred to in clauses (a) and (b) above for the relevant period, supplemental financial information or reconciliations with respect to removing the impact of Designated Non-Guarantors and Securitization Subsidiaries from such consolidated financial statements.

(e) The Borrower will use reasonable efforts to grant a representative of the Collateral Agent with online access to each account covered by a Securities Account Control Agreement or Deposit Account Control Agreement promptly following the execution of such agreement.

Notwithstanding anything to the contrary, no annual or quarterly financial statements delivered pursuant to clauses (a) or (b) of this subsection 6.1 shall be required to include any segment reporting, reporting with respect to non-consolidated subsidiaries, separate consolidating financial information with respect to the Borrower, any Subsidiary or any other Affiliate of the Borrower, or any segment reporting, reporting with respect to non-consolidated subsidiaries, separate financial statements or information for the Borrower, any Subsidiary or any Affiliate of the Borrower.

6.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) concurrently with the delivery of the financial statements and reports referred to in subsections 6.1(a) and (b) (commencing with the fiscal quarter ending September 30, 2023), a certificate signed by a Responsible Officer of the Borrower substantially in the form of Exhibit H or such other form as may be reasonably acceptable to the Administrative Agent (any such certificate, a “Compliance Certificate”) setting forth (i) a reasonably detailed calculation of Consolidated EBITDA and the Consolidated Net Leverage Ratio for the applicable reporting period covered by the corresponding Compliance Certificate and (ii) a reasonably detailed calculation of the Liquid Asset Amount and Liquid Asset Coverage Ratio for the applicable reporting period covered by the corresponding Compliance Certificate, in each case, including schedules or other supporting details as attachments in form reasonably acceptable to the Administrative Agent;

(b) concurrently with the delivery of the financial statements and reports referred to in subsection 6.1(c), a Compliance Certificate signed by a Responsible Officer of the Borrower dated as of the end of the applicable Reported Month (which need not demonstrate calculations for Consolidated Net Leverage Ratio and its determinants for such Reported Month);

(c) as soon as available, but in any event not later than the 30th day after the beginning of fiscal year 2024 of the Borrower, and the 30th day after the beginning of each fiscal year of the Borrower thereafter, a copy of projected operating metrics used by the Borrower’s executive management consistent with its normal business practices regarding the anticipated operational performance of the business of the Loan Parties during the applicable fiscal year, to be accompanied by a certificate signed by the Borrower and delivered by a Responsible Officer of the Borrower to the effect that such projections have been prepared on the basis of assumptions believed by the Borrower to be reasonable at the time of preparation and delivery thereof; it being understood that such projected financial information is as to future events and not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material;

(d) within five Business Days after the same are sent, copies of all financial statements and reports which the Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Borrower may file with the SEC or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent or the Required Lenders in connection therewith;

(f) concurrently with the delivery of the Compliance Certificate pursuant to subsection 6.2(a), the Borrower shall provide to the Administrative Agent a status report concerning the Permitted Subordinate Indebtedness as of the end of the applicable reporting period certified by a Responsible Officer of the Borrower, which report shall include (a) the aggregate principal balance of and aggregate accrued and unpaid interest on, the outstanding Permitted Subordinate Indebtedness as of such reporting period end (both in the aggregate and separately by issuer and by maturity date) and (b) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Permitted Subordinate Indebtedness pursuant to the terms of any indenture, loan or credit or similar agreement governing such Permitted Subordinate Indebtedness; and

(g) with reasonable promptness, such additional information (financial or otherwise) as the Administrative Agent on its behalf or on behalf of the Required Lenders, may reasonably request in writing from time to time.

Documents required to be delivered pursuant to subsection 6.1 or this subsection 6.2 may at the Borrower’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 6.2 (or such other website address as the Borrower may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access

(whether a commercial, third-party website (including any website maintained by the SEC) or whether sponsored by the Administrative Agent). Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Borrower of any such documents on any website maintained for or sponsored by the Administrative Agent), the Borrower shall promptly provide the Administrative Agent notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed; provided that, the failure to provide such prompt notice shall not constitute a Default or Event of Default hereunder.

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before they become delinquent, all its material Taxes, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate actions diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be, or (ii) except to the extent that such Taxes do not in the aggregate exceed $1,000,000.

6.4 Maintenance of Existence; Compliance with Laws. (a) Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 7.3 or 7.4, provided that the Borrower and its Subsidiaries shall not be required to maintain any such rights, privileges, licenses or franchises and the Borrower’s Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect, provided that to the extent such rights, privileges, licenses or franchises are maintained and they are material to the business of the Borrower and its Subsidiaries (taken as a whole) they will be maintained in the name of a Loan Party; and (b) comply with all Requirements of Law (including the PATRIOT Act, FCPA and U.S. sanctions administered by OFAC), in each case except to the extent that failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Compliance with Contracts; Insurance.

(a) Keep all property necessary in the business of the Loan Parties, taken as a whole, in good working order and condition (ordinary wear and tear and casualty and condemnation excepted) in accordance with its past operating practices, except where failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b) timely and fully (i) perform and comply in all material respects with the provisions, covenants and other promises required to be observed by it under the Asset Documents related to the Purchased Policies (viewed as a whole), (ii) comply in all material respects with the Operating Policies and Practices in regard to the Purchased Policies and the related Asset Documents, in each case with respect to this clause (b), except with respect to Purchased Policies that are no longer owned by the Loan Parties, and (iii) perform and comply in all material respects with the provisions, covenants and other promises required to be observed by it under then existing Material Contracts;

(c) (i) maintain Related Documents in full force and effect, (ii) timely and fully perform, observe and comply with all material provisions, covenants and other terms required to be performed or observed by it under each Related Document to which it is a party in accordance with its terms, and (iii) after the occurrence and during the continuance of an Event of Default, take any action required or permitted to be taken by it under any Related Document as reasonably directed by the Administrative Agent in writing, including, without limitation, (A) making claims to which it may be entitled under any indemnity reimbursement or similar provision contained in any Related Document, (B) enforcing its rights and remedies (and the rights and remedies of the Agents and the Lenders, as assignees of the Loan Parties) under any Related Document and (C) making demands or requests for information or reports or for action from the other party or parties to such Related Documents;

(d) Each Loan Party shall (and shall cause each Servicer to), to the extent such Loan Party has the right or obligation to do so pursuant to the Related Documents and Asset Documents, (i) promptly after acquisition by a Loan Party of the related Purchased Policy for Purchased Policies for which the potential aggregate Eligible Asset Value for all such currently untransferred Purchased Policies would be in excess of $5,00,000, transfer such Purchased Policies and all related rights and interests direct to a securities account that is subject to a Security Account Control Agreement, (ii) promptly after acquisition by a Loan Party of the related Purchased Policy direct all applicable Qualified Life Insurance Carriers and other obligors in respect of the Policies to make all payments in respect of such collateral directly to a securities account that is subject to a Security Account Control Agreement, and (iii) direct all Obligors to remit collections in respect of the Purchased Policies directly to a securities account that is subject to Security Account Control Agreement. If any collections are received by any Loan Party, any Servicer or any of their respective Affiliates, each Loan Party shall cause such collections to be remitted directly to a deposit account subject to a Deposit Account Control Agreement or a securities account that is subject to a Security Account Control Agreement as soon as practicable and in any event within one (1) Business Day of such Loan Party’s, such Servicer’s or such Affiliate’s receipt of same, and, at all times prior to such remittance, such Loan Party, such Servicer or such Affiliate shall hold such collections in trust, for the exclusive benefit of the Collateral Agent on behalf of the Secured Parties. The Administrative Agent may at any time following the occurrence and during the continuance of an Event of Default request each Loan Party to, and each Loan Party thereupon promptly shall, direct all Obligors to remit all payments with respect to the Collateral to a new depository account specified by the Administrative Agent (which new account shall, if so directed by the Administrative Agent, be established in the Administrative Agent’s or the Collateral Agent’s own name);

(e) use commercially reasonable efforts to (i) maintain with insurance companies insurance on all property material to the business of the Loan Parties, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Loan Parties or industry practice or otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business. Furnish to the Administrative Agent, upon written request of the Administrative Agent, information in reasonable detail as to the insurance carried and (ii) use commercially reasonable efforts to ensure that, at all times (Y) the Collateral Agent, the Administrative Agent and any applicable agent or collateral trustee, for the benefit of the applicable Secured Parties, shall be named as additional insured with respect to liability policies maintained by the Borrower and any Subsidiary Guarantor, and (Z) the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to property insurance (if any), maintained by the Borrower or any Subsidiary Guarantor that is a Loan Party; provided that, unless an Event of Default shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Borrower any amounts received by it as loss payee under any such property insurance maintained by such Loan Parties, the disposition of such amounts to be subject to the provisions of subsection 3.4(d) to the extent applicable and any applicable Contractual Obligations, (B) the Collateral Agent agrees that the Borrower and/or the other applicable Loan Party shall have the sole right to adjust or settle any claims under such insurance and (C) subject to the provisions of subsection 3.4(d) to the extent applicable, all proceeds from a Recovery Event shall be paid to the Borrower. Borrower agrees to provide evidence of the insurance required by this subsection 6.5 that is reasonably acceptable to the Administrative Agent within five (5) Business Days of the Closing Date (or such later date approved by the Administrative Agent in writing in its reasonable discretion, which may be provided by email).

6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in a manner to allow financial statements to be prepared in conformity with GAAP in respect of all material dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records (including those maintained by the Securities Intermediary) and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants and with the Securities Intermediary, in each case at any reasonable time, upon reasonable notice, provided that representatives of the Borrower may be present during any such visits, discussions and inspections and provided, further, that (a) while no Event of Default has occurred and is continuing, only one such visit shall be at the Borrower’s expense, and (b) after the occurrence and during the continuation of an Event of Default, the Administrative Agent and its representatives may do any of the foregoing as often as may be reasonably desired but only a maximum of two such visits shall be at the Borrower’s expense. Notwithstanding anything to the contrary in any Loan Document, no Loan Party will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any other Lender (or their respective representatives) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

6.7 Notices. Promptly give notice to the Administrative Agent of:

(a) as soon as commercially practicable after a Responsible Officer of the Borrower knows thereof, the occurrence of any Default or Event of Default;

(b) as soon as commercially practicable after a Responsible Officer of the Borrower knows thereof, any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which would reasonably be expected to be adversely determined and if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) as soon as commercially practicable after a Responsible Officer of the Borrower knows thereof, any litigation or proceeding affecting the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(d) as soon as commercially practicable and in any event within 30 days after a Responsible Officer of the Borrower or any of its Subsidiaries knows of the occurrence of an ERISA Event; provided, however, that no such notice will be required under this clause (d) unless the event giving rise to such notice, when aggregated with all other such events under this clause (d), would be reasonably expected to result in a Material Adverse Effect;

(e) as soon as commercially practicable after a Responsible Officer of the Borrower obtains knowledge thereof, (i) any release or discharge by the Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; and (ii) any occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect;

(f) as soon as commercially practicable after a Responsible Officer of the Borrower obtains knowledge thereof, any material deviation from the Operating Policies and Practices;

(g) as soon as commercially practicable after a Responsible Officer of the Borrower obtains knowledge thereof, receipt by a Loan Party of any notice of resignation by the Securities Intermediary under the Securities Account Control Agreement; and

(h) as soon as commercially practicable after a Responsible Officer of the Borrower knows thereof, any other event, condition, circumstance, occurrence or development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

6.8 Environmental Laws. (i) Comply in all material respects with, and take all commercially reasonable efforts to procure compliance in all material respects by all tenants, subtenants, contractors, and invitees with respect to any property leased or subleased from, or operated by the Borrower or its Subsidiaries with, all applicable Environmental Laws; (ii) obtain, comply in all material respects with and maintain all material Environmental Permits necessary for its operations; and (iii) take all commercially reasonable efforts to require that all tenants, subtenants, contractors, and invitees obtain, comply in all material respects with and maintain any and all material Environmental Permits necessary for their operations, with respect to any property leased or subleased from, or operated by the Borrower or its Subsidiaries. Noncompliance shall not constitute a breach of this subsection 6.8, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Subsidiary shall promptly undertake commercially reasonable efforts, if any, to achieve compliance and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

6.9 After-Acquired Policies and Future Subsidiaries.

(a) Commencing with the date ten (10) days following the Closing Date and subject to Schedule 6.12, with respect to Purchased Policies purchased, originated or otherwise acquired by the Borrower or any other Loan Party, each Loan Party shall take within customary times consistent with past practice or industry practice (or cause to be taken) customary actions consistent with past practice or industry practice necessary to grant control of the Purchased Policies representing at least 90% of the aggregate Purchase Price of all Purchased Policies, and the collections with respect thereto, in the Securities Intermediary for the benefit of the Borrower and its Subsidiaries pursuant to and in accordance with a Securities Account Custodian Agreement subject to a Securities Account Control Agreement, including, without limitation, (i) the giving of all notices and the filing of all financing statements or other similar instruments or documents reasonably necessary under the UCC of all appropriate jurisdictions or any other law to perfect and protect the Securities Intermediary’s interest in such applicable Purchased Policy as against any purchasers from, or creditors of, any other Person and (ii) such other actions to perfect, protect or more fully evidence the interest of the Securities Intermediary in such applicable Purchased Policy as the Administrative Agent or any Secured Party may reasonably request. With respect to Purchased Policies purchased by the Borrower or any other Loan Party from a Life Settlement Provider or insured, as applicable, each Loan Party shall cause such sale to be effected under, and in material compliance with the terms of, the applicable Purchase and Sale Agreement and origination agreement (if applicable), including, without limitation, the terms relating to the amount and timing of payments to be made to the Life Settlement Provider or insured, as applicable, in respect of the purchase price for such Purchased Policy.

(b) With respect to any Subsidiary (A) created or acquired subsequent to the Closing Date by the Borrower or any of Subsidiaries, (B) being designated as a Subsidiary Guarantor, (C) that becomes a Subsidiary as a result of a Permitted Investment or a transaction pursuant to, and permitted by, subsection 7.3 or 7.5, or (D) solely with respect to the requirement in clause (iii) below, promptly notify the Administrative Agent of such occurrence and, unless such Subsidiary is a Designated Non-Guarantor, promptly, subject to the Perfection Exceptions, (i) execute and deliver to the Collateral Agent for the benefit of the Secured Parties such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c) At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Administrative Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents (to the extent the Administrative Agent determines, in its reasonable discretion, that such action is required to ensure the perfection or the enforceability as against third parties of its security interest in such Collateral) in each case in accordance with, and to the extent required by, the Guarantee and Collateral Agreement.

(d) Notwithstanding anything to contrary, (i) no Loan Party shall be required to grant a Lien with respect to any owned real property or fixtures or (ii) take any action inconsistent with the Perfection Exceptions.

(e) Notwithstanding anything to the contrary, (A) no security interest or lien is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of any of the Borrower or any other Loan Party in, and “Collateral” shall not include, any Excluded Asset, (B) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (C) nothing in this subsection 6.9 shall require that any Loan Party grant a Lien with respect to any property or assets in which such Loan Party acquires ownership rights to the extent that the Borrower and the Required Lenders reasonably determine in writing that the costs or other consequences to the Borrower or any of its Subsidiaries of the granting of such a Lien is excessive in view of the benefits that would be obtained by the Secured Parties and (D) no Subsidiary (other than a Subsidiary Guarantor) shall be required to grant a security interest or lien pursuant to any Loan Documents or otherwise in such Subsidiary’s right, title or interest in any assets or other property.

(f) The Borrower may designate a future created or acquired direct and indirect Subsidiary as a Designated Non-Guarantor; provided the following conditions precedent are satisfied:

(i) All Material IP shall at all times remain in the name of a Loan Party.

(ii) all permits, licenses and authorizations of any Governmental Authority, and any other tangible or intangible property, which in all such cases is material to the business of the Borrower and its Subsidiaries shall at all times remain in the name of a Loan Party.

(iii) At the time of creation or acquisition of the Subsidiary, (A) the Consolidated EBITDA of such Subsidiary and any Subsidiaries of such Subsidiary that are to be designated as a Designated Non-Guarantor for the immediately ended four (4) calendar quarter period shall not exceed 2.5% of the Consolidated EBITDA for the Borrower and its Subsidiaries for the same period and (B) the assets of such Subsidiary and any Subsidiaries of such Subsidiary that are to be designated as a Designated Non-Guarantor at such time shall not exceed 2.5% of the assets of the Borrower and its Subsidiaries at such time.

6.10 Accounting Changes. The Borrower will, for financial reporting purposes, cause the Borrower’s and each of its Subsidiaries’ fiscal years to end on December 31st of each calendar year; provided that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Required Lenders, in which case the Borrower and the Required Lenders will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and the other Loan Documents that are necessary in order to reflect such change in financial reporting.

6.11 Use of Proceeds. Use the proceeds of Loans only for the purposes set forth in subsection 4.17.

6.12 Post-Closing Security Perfection. Subject to the Perfection Exceptions, deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions within the applicable time periods set forth on Schedule 6.12, as such time periods may be extended by the Administrative Agent.

6.13 Material IP. Subject to the Perfection Exceptions, cause, at all times, all Material IP to be owned by a Loan Party and to be included in the Collateral.

6.14 Lender Calls. Upon the written request of the Administrative Agent, on dates, times and formats to be mutually agreed upon by the Borrower and the Administrative Agent (but, in any event, no earlier than the Business Day following the delivery of such internal reports for the relevant month provided pursuant to subsection 6.1(c)), the Borrower will hold a conference call with all Lenders who chose to attend such conference call, during which conference call the Borrower shall discuss the internal reports delivered for such month.

SECTION 7. NEGATIVE COVENANTS. The Borrower (solely with respect to subsections 7.1 through 7.12) hereby agrees that, from and after the Closing Date and so long as the Delayed Draw Term Loan Commitments remain in effect, and thereafter until payment in full of the Loans and all other Loan Document Obligations then due and owing to any Lender or any Agent hereunder and under any Note:

7.1 Limitation on Indebtedness.

(a) The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, guarantee or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Indebtedness (A) of any Subsidiary Guarantor to the Borrower or (B) of the Borrower or any Subsidiary Guarantor to any Subsidiary Guarantor;

(iii) Indebtedness of a Designated Non-Guarantor to the Borrower or any Subsidiary Guarantor that would qualify as a Permitted Investment of the Borrower or such Subsidiary Guarantor under the provisions of subsection 7.9;

(iv) Indebtedness of any Person that becomes a Subsidiary of the Borrower, to the extent such Indebtedness is outstanding at the time such Person becomes a Subsidiary of the Borrower and was not incurred in contemplation thereof; provided, that such Indebtedness is non-recourse to the Borrower and the other Loan Parties and the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $6,200,000;

(v) Indebtedness in respect of capital leases, finance leases and purchase money obligations for fixed or capital assets; provided, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(vi) Endorsement of negotiable instruments for deposit or collection in the ordinary course of business or consistent with past practice or industry practice;

(vii) Indebtedness in the form of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not be past due;

(viii) (A) Indebtedness of a Securitization Subsidiary in respect of a Permitted Securitization Financing and refinancings thereof which qualify as Permitted Securitization Financing and which are only Indebtedness of such Securitization Subsidiary, and (B) Permitted Subordinate Indebtedness, and refinancings thereof which qualify as Permitted Subordinate Indebtedness;

(ix) Indebtedness of a Designated Non-Guarantor in respect of a Permitted DNG Policy Financing owed to a Person which is not a Loan Party;

(x) Indebtedness solely resulting from a pledge of the membership interests or other equity interests in a Designated Non-Guarantor owned by the Borrower or a Subsidiary securing indebtedness of such Designated Non-Guarantor which is otherwise permitted under this Agreement and is otherwise non-recourse to the Borrower and the other Loan Parties;

(xi) Indebtedness owed by a Loan Party to a Designated Non-Guarantor which is unsecured and is subordinate to the Loan Document Obligations pursuant to a subordination agreement or similar agreement on the terms and conditions as set forth on Schedule E hereto (or otherwise reasonably acceptable to the Administrative Agent);

(xii) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds, labor bonds and completion and performance guarantees and similar obligations, provided in the ordinary course of business or consistent with past practice or industry practice;

(xiii) Indebtedness of the Borrower or any Subsidiary in respect of (A) letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business or consistent with past practice or industry practice (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) Hedging Obligations that were not entered into for speculative purposes, (C) netting services, automatic clearinghouse arrangements, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, (D) the endorsement of instruments for deposit or the financing of insurance premiums for insurance maintained by the Borrower or its Subsidiaries, (E) Indebtedness owed to any Person providing insurance, workers’ compensation, health, disability or other employee benefits to the Borrower or any of its Subsidiaries (or any of its directors, officers, employees or contractors), so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of the annual premium for such insurance or other applicable costs related to workers’ compensation, health, disability or other employee benefits and (F) Bank Products Obligations; and

(xiv) other unsecured Indebtedness incurred by the Borrower or any of its Subsidiaries in an aggregate outstanding amount pursuant to this clause (xiv) that, taken together with any Permitted Sponsor Support Indebtedness that is not subordinated to the Loan Document Obligations, does not exceed $3,500,000 in the aggregate at any one time outstanding.

(b) For purposes of determining compliance with this subsection 7.1, (i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness permitted by this subsection 7.1, the Borrower may, in its sole discretion, classify (and subsequently reclassify), at the time of Incurrence or any time thereafter, such item of Indebtedness (or any portion thereof) in any such category and will only be required to include such Indebtedness (or any portion thereof) in one of the categories of Indebtedness permitted in this subsection 7.1 and (ii) at the time of Incurrence or at any time thereafter, the Borrower may, in its sole discretion, divide and classify (and subsequently reclassify) in any manner expressly permitted by this Agreement an item of Indebtedness (or any portion thereof) in more than one of the categories of Indebtedness permitted in this subsection 7.1.

7.2 Limitation on Liens. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, securing any Indebtedness, except for the following Liens:

(a) Liens or statutory liens for Taxes, assessments or other governmental charges or claims not delinquent for more than 60 days that are being contested in good faith and by appropriate actions if adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or consistent with past practice or industry practice in respect of obligations that (i) are not delinquent for a period of more than 60 days or, if delinquent, are unfiled and no other action has been taken to enforce the same, (ii) are bonded or are being contested in good faith by appropriate actions, and (iii) for which adequate reserves determined in accordance with GAAP have been established;

(c) pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, insurance programs, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, non-exclusive licenses, statutory obligations, completion guarantees, customs, surety, judgment, appeal, indemnity or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business or consistent with past practice or industry practice;

(e) with respect to real property assets (i) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, exceptions, servitudes, restrictions, encroachments, charges, and other similar encumbrances or title defects or irregularities incurred (ii) any other matters that would be disclosed in an accurate survey affecting real property or (iii) leases or subleases, licenses or sublicenses granted, licenses or sublicenses granted, occupancy agreements granted to others, whether or not of record and whether now in existence or hereafter entered into, or occupancy agreements granted to others, whether or not of record and whether now in existence or hereafter entered into, in the ordinary course of business or consistent with past practice or industry practice, in each case, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(f) Liens on cash or Cash Equivalents securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations or Bank Products Obligations permitted by subsection 7.1;

(g) Liens arising out of judgments, decrees, orders or awards in respect of which the Borrower or any Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(h) with respect to real property assets, Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate, in any manner, any property of the Borrower or any Subsidiary or to use such property, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit or by any Requirement of Law, and the rights reserved to or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations;

(i) any interest of title of a lessor, and Liens arising from UCC financing statements (or similar filings, or equivalent filings, registrations or agreements in foreign jurisdictions) relating to leases permitted by this Agreement solely on the assets leased;

(j) normal and customary rights of setoff, refund and similar Liens upon deposits of cash in favor of banks or other depository institutions;

(k) Liens imposed by ERISA which do not constitute an Event of Default and which are being contested in good faith by appropriate actions and reserves in conformity with GAAP have been provided therefor;

(l) Liens existing on property or assets of a Person at, or provided for under binding written arrangements existing at, the time such Person becomes a Subsidiary of the Borrower; provided, however, that such Liens and arrangements are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate, and such Liens secure Indebtedness permitted by subsection 7.1;

(m) Liens on Permitted Securitization Financing Assets incurred in connection with Permitted Securitization Financings;

(n) Liens on Permitted DNG Policy Financing Assets of a Designated Non-Guarantor to secure Indebtedness of such Designated Non-Guarantor permitted by subsection 7.1;

(o) Liens on the membership interests or other equity interests of a Designated Non-Guarantor owned by the Borrower or any Subsidiary securing indebtedness of such Designated Non-Guarantor permitted under subsection 7.1(a)(x);

(p) any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture (or other non-wholly owned Person) or similar arrangement pursuant to any joint venture (or other non-wholly owned Person) or similar agreement;

(q) Liens on any amounts held by a trustee or collateral agent under any documentation governing indebtedness issued in escrow pursuant to customary escrow arrangements made in connection with an Investment permitted by this Agreement pending the release thereof;

(r) Liens (i) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, and (ii) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(s) Liens on Excluded Assets (or equivalent assets of a Subsidiary that is not a Loan Party) to secure Indebtedness permitted by subsection 7.1;

(t) Liens contemplated by the definitive documentation relating to such SPAC Transaction or disclosed in the Proxy Statement (including with respect to any Lien on any trust account or funds on deposit therein); and

(u) other Liens not securing Indebtedness for borrowed money not to exceed $200,000 at any one time outstanding.

For purposes of determining compliance with this subsection 7.2, (i) in the event that a Lien (or any portion thereof) meets the criteria of more than one the categories of Liens permitted in this subsection 7.2, the Borrower may, in its sole discretion, classify (and subsequently reclassify), at the time such Lien arises or any time thereafter, such Lien (or any portion thereof) in any such category and will only be required to include such Lien (or any portion thereof) in one of the categories of Liens permitted by this subsection 7.2; and (ii) at the time such Lien arises or at any time thereafter, the Borrower may, in its sole discretion, divide and classify (and subsequently reclassify) in any manner permitted by this Agreement such Lien (or any portion thereof) in more than one of the categories of Liens permitted in this subsection 7.2.

7.3 Limitation on Fundamental Changes.

(a) The Borrower will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person (including pursuant to a Delaware LLC Division).

(b) The Borrower and its Subsidiaries shall not derive more than fifteen percent (15%) of their aggregate gross revenues from Securities Related Activities.

(c) The Borrower will not create or permit to exist any new Subsidiary unless such Subsidiary becomes a Subsidiary Guarantor within times for compliance under subsection 6.9(b) to the extent required thereby.

(d) Neither the Borrower nor any other Loan Party will (a) add any deposit accounts, securities entitlement accounts or commodities accounts from those listed in Schedule 4.24 except (i) for deposit accounts (A) which are subject to a Deposit Account Control Agreement and (B) for which the Administrative Agent shall have approved in writing the use of such bank for such purpose or (b) which are Excluded Accounts and (ii) other accounts that are subject to a perfected first-priority security interest in favor of the Collateral Agent (subject to Permitted Liens and Perfection Exceptions).

(e) The Borrower will not make any material change to the Operating Policies and Practices which is materially adverse to the Lenders without the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

7.4 Limitation on Asset Dispositions; Proceeds from Asset Dispositions and Recovery Events.

(a) The Borrower will not, and will not permit any Subsidiary to, make Asset Dispositions, except:

(i) Asset Dispositions of Eligible Assets in the ordinary course of business or consistent with past practice or industry practice, which are in compliance with the Operating Policies and Practices and for which the consideration in cash at the time of such Asset Disposition is at least equal to the Fair Market Value of the assets subject to such Asset Disposition;

(ii) Asset Dispositions of non-Eligible Assets for which the Borrower or such Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value (as of the date on which a legally binding commitment for such Asset Disposition was entered into) of the shares, property or assets subject to such Asset Disposition, as such Fair Market Value may be determined in good faith by the Borrower, whose determination shall be conclusive (including as to the value of all non-cash consideration); provided that no Event of Default shall have occurred and be continuing at the time of entry into a definitive agreement for any such Asset Disposition;

(iii) Asset Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, if made in good faith determination of the Borrower and/or in the ordinary course of business or consistent with past practice or industry practice, and Asset Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and its Subsidiaries if the Borrower determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business and does not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

(iv) Asset Dispositions to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or other assets of comparable or greater value or usefulness to the business or (ii) an amount equal to the Net Available Cash of such Asset Disposition are promptly applied to the purchase price of such replacement property; provided that no Event of Default shall have occurred and be continuing at the time of entry into a definitive agreement for any such Asset Disposition under this clause (iv);

(v) Asset Dispositions in connection with a SPAC Transaction to the extent contemplated by the definitive documentation relating to such SPAC Transaction or disclosed in the Proxy Statement;

(vi) Asset Dispositions of (A) accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with past practice or industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof and (B) Permitted Securitization Financing Assets pursuant to any Permitted Securitization Financing;

(vii) (x) the unwinding of any Hedging Agreement pursuant to its terms and (y) any disposition or transfer of Excluded Assets (or equivalent assets of a Subsidiary that is not a Loan Party); and

(viii) other Asset Dispositions not to exceed $1,250,000 in the aggregate in any Fiscal Year (which any unused amount for a particular Fiscal Year being eligible for use in any subsequent year); provided that such Asset Dispositions do not have a material adverse impact on the operations of the Borrower or any Subsidiary;

provided that no Default or Event of Default shall have occurred and be continuing at the time of any such Asset Disposition, subject to the provisions of subsections 1.2(i) and 1.2(j).

(b) In the event that on or after the Closing Date, (x) the Borrower or any Subsidiary shall make any Asset Disposition that is not permitted pursuant to subsection 7.4(a), or (y) a Recovery Event shall occur, an amount equal to 100% of the Net Available Cash from such Asset Disposition or Recovery Event, in each case, to the extent such Net Available Cash exceeds $100,000 for any individual transaction (or series of related transactions) shall be applied by the Borrower (or any Subsidiary, as the case may be) as follows:

(i) first, with respect to an Asset Disposition or Recovery Event, to the extent the Borrower or such Subsidiary elects, to reinvest or commit to reinvest in the business of the Borrower and its Subsidiaries within 270 days from the later of the date of such Asset Disposition or Recovery Event or the repair or restoration of the property affected by such Recovery Event; provided that in the case of any such amounts committed to be reinvested within such initial 270-day period, the Borrower or such Subsidiary shall be permitted to invest such committed amounts through the date that is 180 days after the completion of such 270-day period;

(ii) to the extent of the balance of such Net Available Cash after application in accordance with clause (i) above, toward the prepayment of the Term Loans in accordance with the provisions of subsection 3.4(c) within 5 Business Days of receipt of the Net Available Cash.

provided, however, that the Borrower (or any Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition and deem the amount so invested to be applied pursuant to and in accordance with subsection 7.4(b)(i) above with respect to such Asset Disposition.

7.5 Limitation on Dividends and Other Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment except the following (each, a “Permitted Payment”):

(a) the Borrower may declare and pay dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable to the Borrower or any Subsidiary (and, in the case of any Restricted Payment by a non-wholly owned Subsidiary, to the Borrower or any Subsidiary and to each other owner or Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests (i) with the proceeds received from the substantially concurrent issue of new common Equity Interests or (ii) in connection with the SPAC Transactions (including any that are disclosed in the Proxy Statement); provided that, other than with respect to the SPAC Transactions, the consideration used to make all such purchases, redemptions, and acquisitions shall not in the aggregate exceed $3,000,000;

(c) any Subsidiary may declare and pay any dividend or distribution to (i) its direct parent(s) or other equity holders on a pro rata basis in respect of its ownership, (ii) any Subsidiary Guarantor or (iii) the Borrower;

(d) Restricted Payments made in connection with any Permitted Securitization Financing;

(e) (i) the Borrower and each Subsidiary may make cash payments to its employees and non-employee directors pursuant to one or more profit sharing, equity incentive, equity purchase plans or other benefit plan involving equity interests; provided that such payments shall not in the aggregate exceed $5,000,000 per annum; and (ii) to the extent constituting a Restricted Payment, if (A) no Event of Default exists or would result therefrom and (B) the Liquid Asset Coverage Ratio is greater than 2.10:1.00, cash bonus payments to employees and non-employee directors pursuant to compensation programs in the ordinary course of business or consistent with past practice or industry practice; and

(f) if (i) no Event of Default exists or would result therefrom and (ii) the Liquid Asset Coverage Ratio is greater than 2.10:1.00, Restricted Payments in an amount that would not cause the Liquid Asset Coverage Ratio to be less than 2.10:1.00 on a pro forma basis immediately after giving effect to such Restricted Payment.

7.6 Prepayments of Certain Indebtedness. The Borrower will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any prepayment of (x) Permitted Subordinate Indebtedness or (y) Indebtedness of a Loan Party owing to an Investor that is not Permitted Subordinate Indebtedness, except:

(a) directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of any Permitted Subordinate Indebtedness, except in kind payments of interest and otherwise as expressly permitted by the applicable subordination agreement or similar agreement contemplated by the definition of Permitted Subordinate Indebtedness; and

(b) prepayments of other Indebtedness of a Loan Party owed to one or more Investors that is not Permitted Subordinate Indebtedness if (i) no Event of Default exists or would result therefrom and (ii) the Liquid Asset Coverage Ratio would not be less than 2.10:1.00 on a pro forma basis immediately after giving effect to such prepayment of Indebtedness.

7.7 Limitation on Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including (X) the purchase, sale, lease or exchange of any property, (Y) the rendering of any service or agreements for financial advisory, financing, underwriting or placement services or in respect of other financial advisory services including in respect of acquisitions or divestitures, or (Z) agreements for sourcing policies and similar activities) with any Affiliate of the Borrower (an “Affiliate Transaction”) that (i) involve aggregate consideration in excess of $1,000,000 unless the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Subsidiary, as the case may be, other than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate (an “Arms-Length Affiliate Transaction”) or (ii) is otherwise listed on Schedule 4.23, except:

(a) Loans and other transactions between or among any of the Loan Parties;

(b) the SPAC Transactions and payment of Transaction Costs;

(c) (i) Restricted Payments permitted under subsection 7.5, (ii) Permitted Investments and (iii) the incurrence and payment in respect of Permitted Subordinate Indebtedness permitted by the Loan Documents;

(d) employment and severance agreements with officers, employees and directors in the ordinary course of business or consistent with past practice or industry practice or pursuant to stock option plans and employee benefit plans and arrangements, subject to the limitation on Restricted Payments in connection with such agreements as set forth in subsection 7.5;

(e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business or consistent with past practice or industry practice;

(f) the incurrence of Indebtedness permitted by subsection 7.1 and payment with respect to such Indebtedness permitted by subsection 7.5 or 7.6;

(g) Standard Securitization Undertakings in connection with any Permitted Securitization Financing; and

(h) such other transactions approved by the Administrative Agent in writing (which may be by email).

Notwithstanding the foregoing:

(i) the Borrower will not, and will not permit any Loan Party to buy from a Subsidiary which is not a Loan Party any group of Purchased Policies unless such group of Purchased Policies is comprised of Eligible Policies that are purchased for a price equal to or less than the lower of (Y) the aggregate cost to purchase such Purchased Policies paid by such non-Loan Party or (Z) the fair market value of such Purchased Policies, having regard to the nature and characteristics of the group of Purchased Policies taken as a whole, as determined in good faith by the Borrower. The Borrower will not, and will not permit any Loan Party to sell to a Subsidiary which is not a Loan Party any group of Purchased Policies other than a sale of Purchased Policies to a Securitization Subsidiary in connection with a Permitted Securitization Financing or to a Designated Non-Guarantor, in either case for a price equal to or greater than the greater of (Y) the aggregate cost to purchase such Purchased Policies paid by such Loan Party or (Z) the fair market value of such Purchased Policies, having regard to the nature and characteristics of the group of Purchased Policies taken as a whole, as determined in good faith by the Borrower, and

(ii) No Loan Party shall assign or transfer or grant an exclusive license of any Material IP to any non-Loan Party.

For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements of being an Arms-Length Affiliate Transaction if:

(i) such Affiliate Transaction is approved by a majority of the Disinterested Directors; or

(ii) a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

7.8 Permitted Subordinate Indebtedness; Permitted Securitization Financing. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly amend, supplement, waive or otherwise modify any of the provisions of any indenture, instrument or agreement evidencing any Permitted Subordinate Indebtedness in a manner that changes the subordination provisions of such Indebtedness (if any) in a manner that is materially adverse to the Lenders. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly amend, supplement, waive or otherwise modify any of the provisions of any indenture, instrument or agreement evidencing any Permitted Securitization Financing in a manner that (a) changes the Standard Securitization Undertakings or (b) grants a Lien on additional Permitted Securitization Financing Assets in connection with such Indebtedness other than in connection with an incurrence of a corresponding amount of additional Permitted Securitization Financing permitted under subclause 7.1.

7.9 Limitation on Investments. The Borrower will not, and will not permit any Subsidiaries to, directly or indirectly, to make any Investments other than Permitted Investments.

7.10 Limitation on Restrictions on Distributions from Subsidiaries. The Borrower will not, and will not permit any Subsidiary to enter into any Contractual Obligation that limits the ability (x) of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Liens on the property of such Person to secure the Loan Document Obligations, (y) of any Subsidiary to (i) make cash dividends or other distributions to the Borrower, (ii) Guarantee the Obligations or (iii) transfer any of its property to the Borrower, except, in each case, such encumbrances and restrictions imposed by:

(a) this Agreement or any other Loan Document;

(b) any Requirement of Law;

(c) any Contractual Obligation set forth on Schedule 7.10;

(d) any Contractual Obligation (i) governing property existing at the time of the acquisition thereof, so long as the limitation related only to such property or (ii) of any Loan Party existing at the time such Loan Party was merged or consolidated with or into, or acquired by the Borrower or other Loan Party, or otherwise became a Subsidiary of the Borrower, in each case not created in contemplation of such acquisition, merger or consolidation or otherwise becoming a Subsidiary of the Borrower;

(e) with respect to assets other than Eligible Assets, cash and Cash Equivalents, customary non-assignment provisions entered into in the ordinary course of business or consistent with past practice or industry practice;

(f) with respect to any Designated Non-Guarantor any Contractual Obligation related to any Indebtedness of such Designated Non-Guarantor or any Lien granted on the assets of such Designated Non-Guarantor permitted by this Agreement;

(g) any Contractual Obligation related to any sale, transfer or other Asset Disposition permitted by this Agreement pending the consummation of such sale, transfer or other Asset Disposition; provided that such restrictions and conditions apply only to the property (or if a Person, such Person) that is the subject of such sale, transfer or other Asset Disposition;

(h) customary provisions in joint venture agreements (or agreements governing non-wholly owned Persons) and other similar agreements applicable to joint ventures (and other non-wholly owned Persons) permitted by this Agreement and applicable solely to such joint venture (or such other non-wholly owned Person);

(i) customary provisions in leases, subleases, licenses or asset sale or purchase agreements otherwise permitted by this Agreement so long as such restrictions relate solely to the assets subject thereto;

(j) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary;

(k) any Standard Securitization Undertakings relating to any Permitted Securitization Financing or any Contractual Obligation related to the Permitted Securitization Financing Assets for such Permitted Securitization Financing; and

(l) any amendment, modification, restatement, renewal, increase, extension, supplement, refunding, replacement or refinancing of any restriction, provision or Contractual Obligation otherwise permitted under this subsection 7.9; provided that any such amendment, modification, restatement, renewal, increase, extension, supplement, refunding, replacement or refinancing only applies to the assets previously subject thereto and is no more restrictive, when taken as a whole, with respect to such limitations than those contained in such Contractual Obligations as in effect immediately prior to such amendment, modification, restatement, renewal, increase, extension, supplement, refunding, replacement or refinancing.

7.11 Financial Covenant. Commencing with the last day of the fiscal quarter ending on the first full fiscal quarter following the Closing Date:

(a) the Borrower shall not permit the Consolidated Net Leverage Ratio as of the last day of any fiscal quarter to exceed 2.50:1.00.

(b) the Borrower shall not permit the Liquid Asset Coverage Ratio to be less than 1.80:1.00.

7.12 Limitation on Lines of Business. The Borrower will not, and will not permit any Subsidiaries to, directly or indirectly, enter into any business, either directly or through any Subsidiary, except for those businesses of the same general type (including any insurance related matters) as those in which the Borrower and the Subsidiaries are engaged on the Closing Date or that constitutes a Related Business.

SECTION 8. EVENTS OF DEFAULT.

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof (whether at Stated Maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; provided that any non-payment of principal, interest or other amounts resulting from the Borrower’s good faith payment of an invoice received from the Administrative Agent in a lesser amount (such invoice, an “Incorrect Invoice”) shall not constitute an Event of Default; provided, further, that, in the event that the Administrative Agent issues an Incorrect Invoice and subsequently delivers to the Borrower a corrected invoice with respect thereto, any non-payment of any principal within three Business Days following receipt of a corrected invoice from the Administrative Agent and non-payment of interest or other amounts within five Business Days of receipt of a corrected invoice from the Administrative Agent shall, in each case, constitute an Event of Default hereunder;

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or that is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; provided for any failure of any representation or warranty that was unintentional the underlying facts of which are capable of being cured (as determined in good faith by the Borrower, which determination shall be conclusive), such failure shall only constitute an Event of Default if, and to the extent, such underlying facts go unremedied for a period of 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower actually becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; provided further, that any incorrect representation or warranty of, on behalf of, or with respect to, an immaterial Subsidiary or Designated Non-Guarantor that otherwise results in an Event of Default under this subsection 8.1(b) shall constitute an Event of Default under this subsection 8.1(b) only to the extent that the fact, event or circumstance underlying such incorrect representation or warranty has resulted in a Material Adverse Effect;

(c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 7 of this Agreement (subject to, in the case of the financial covenant contained in subsection 7.11, the cure rights in subsection 8.2 and limitations in subsection 8.3);

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this subsection 8.1), and such default shall continue unremedied for a period of 30 days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders;

(e) (i) Any Loan Party or any of its Subsidiaries shall default in any payment of principal of or interest on any Indebtedness for borrowed money, or any Loan Party or any of its Subsidiaries shall default in any payment of principal of or interest on any Indebtedness, in each case (excluding Indebtedness hereunder and any Indebtedness owed to the Borrower or any other Loan Party) in excess of $1,000,000 in the aggregate beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) any Loan Party or any of its Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding Indebtedness hereunder and any Indebtedness owed to the Borrower or any other Loan Party) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a failure to provide notice of a default or an event of default under such instrument or agreement), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and any such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given (in the case of the preceding clauses (i) and (ii)), and such default, event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Indebtedness; provided that this clause (ii) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; (2) any event requiring a prepayment or offer to purchase pursuant to customary asset sale or change of control; and (3) intercompany financing arrangements unless any enforcement action is taken with respect thereto or the same has been accelerated (it being understood that a permitted or consensual prepayment of any such intercompany financing arrangement in connection with another intercompany transaction (or series of transactions) shall not be considered an enforcement action or an acceleration); provided, further, that in the case of Indebtedness consisting of Hedging Obligations under a Hedging Agreement, neither clause (i) above nor this clause (ii) shall apply with respect thereto and an Event of Default under this subsection 8.1(e) shall only arise with respect to a Hedging Obligation under a Hedging Agreement in the event a Loan Party’s actions (or failure to act) results in termination events or equivalent events pursuant to the terms of such Hedging Agreement and as a result thereof (x) such Hedging Agreement has affirmatively been terminated by notice to the applicable Loan Party from the applicable counterparty (or automatically becomes terminated as a result of an Event of Default under subsection 8.1(f)) and (y) the amount of such Hedging Obligations due upon such termination is in excess of $1,000,000; provided further, in the case of Permitted Subordinate Indebtedness, any default (including any payment default at maturity) under the documentation governing such Permitted Subordinate Indebtedness shall not give rise to a default under this clause (e) if the Borrower remains in compliance with the terms of the applicable subordination agreement.

(f) If (i) the Borrower or any of the Borrower’s Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary that is not a Loan Party) or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of the Borrower’s Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of the Borrower’s Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of the Borrower’s Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of the Borrower’s Subsidiaries shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of the Borrower’s Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due;

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (ii) any failure by any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, or (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the insolvency (within the meaning of Section 4245 of ERISA) of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect;

(h) One or more judgments or decrees shall be entered against any Loan Party involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof or to be received in respect thereof in the event any appeal thereof shall be unsuccessful or that such amount will be reimbursed by the insurer within 365 days of receipt of evidence of such judgment or decree) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

(i) The Guarantee and Collateral Agreement, or any other Security Document covering a significant portion of the Collateral (at any time after its execution, delivery and effectiveness) shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or the Borrower or any Loan Party, in each case that is a party to such Security Document shall so assert in writing, or the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days;

(j) [Reserved]

(k) A Change of Control shall have occurred;

(l) At any time that any Permitted Subordinate Indebtedness is outstanding, any subordination agreement (or similar agreement) required by the definition of Permitted Subordinate Indebtedness shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against a Loan Party, or shall be repudiated by any of them, or any Loan Party thereto shall so state in writing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Commitments, if any, shall automatically terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the

Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate, and/or declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Except as expressly provided above in this subsection 8.1, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

8.2 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary otherwise contained in this Section 8 or in any Loan Document, in the event of any Financial Covenant Event of Default (or if the Borrower reasonably anticipates a Financial Covenant Event of Default will occur) for any Relevant Four Fiscal Quarter Period, then during the period specified as set forth in the definition of Specified Equity Contribution, the Borrower shall have the right to cure such failure by receiving a Specified Equity Contribution, and subject to the satisfaction of the other conditions with respect to Specified Equity Contribution set forth in the definition thereof, and upon receipt by the Borrower of such Specified Equity Contribution (the “Cure Amount”) pursuant to the exercise of such cure right, Consolidated Net Leverage Ratio and the Liquid Asset Amount shall be recalculated with respect to the relevant measurement period giving effect to the following pro forma adjustments:

(i) with respect to the measuring compliance with the covenant in subsection 7.11(a) for the purpose of calculating the Consolidated Net Leverage Ratio after receipt of a Cure Amount, Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of a Financial Covenant Event of Default resulting from a breach of the financial covenant set forth in subsection 7.11(a) with respect to any relevant measurement period that includes the fiscal quarter for which the cure right was exercised and not for any other purpose under this Agreement, by an amount equal to be in compliance with the requirements of subsection 7.11(a),

(ii) with respect to measuring compliance with the covenant in subsection 7.11(b) for the purpose of calculating the Liquid Asset Amount after receipt of a Cure Amount, the Liquid Asset Amount shall be increased, solely for the purpose of determining the existence of a Financial Covenant Event of Default resulting from a breach of the financial covenant set forth in subsection 7.11(b) with respect to any relevant measurement period that includes the fiscal quarter for which the cure right was exercised and not for any other purpose under this Agreement, by an amount equal to be in compliance with the requirements of subsection 7.11(b),

(iii) for the avoidance of doubt, a Cure Amount can be used for both subsection 7.11(a) and subsection 7.11(b) for the same relevant period of measurement, and if after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of subsection 7.11(a) and subsection 7.11(b), as applicable, the Borrower shall be deemed to have satisfied the requirements of the applicable financial covenants in subsection 7.11 as of the relevant test date (with retroactive effect) with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenants in subsection 7.11 that had occurred shall be deemed cured for purposes of this Agreement, provided that (x) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no cure right is exercised, (y) such cure right shall not be exercised in more than three Fiscal Quarters during the term of this Agreement and (z) if the Borrower receives a Specified Equity Contribution prior to the deadline to cure such breach or default, as applicable and the Cure Amount associated therewith is insufficient to cure the Financial Covenant Event of Default with respect to the relevant measurement period, any subsequent Specified Equity Contribution to “top-up” such Cure Amount prior to the occurrence of the deadline to cure such breach or default shall be deemed to be the same exercise of the cure right(s).

(b) The parties hereby acknowledge that notwithstanding any other provision in this Agreement to the contrary, (i) the Cure Amount received pursuant to the occurrence of any Specified Equity Contribution shall be disregarded for purposes of calculating Consolidated EBITDA in any determination of any financial ratio-based conditions, pricing or basket under Section 7 (other than as applicable to subsection 7.11(a)) and (ii) no Lender shall be required to make any Extension of Credit hereunder, if a Financial Covenant Event of Default has occurred and is continuing during the period beginning on the date the Borrower notifies the Administrative Agent that it intends to make a Specified Equity Contribution and ending on the date that such Specified Equity Contribution is made.

(c) None of the Agents or Lenders shall exercise the right to accelerate the Loans or terminate the Commitments and none of the Agents or any other Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy under this Agreement, the other Loan Documents or applicable Requirement of Law prior to the applicable date in the definition of Specified Equity Contribution solely on the basis of an Event of Default having occurred and continuing under subsection 7.11 (except to the extent that the Borrower has confirmed that in writing that it does not intend to exercise the cure right).

8.3 Expired Defaults; Net Short Lenders.

(a) To the extent Section 8 requires a written notice to Borrower by the Administrative Agent or the Required Lenders in order for such Default to become an Event of Default, then such Default will not constitute an Event of Default until the Administrative Agent or Required Lenders, as applicable, notify the Borrower in writing, with a copy to the Administrative Agent, of the Default and Borrower does not cure such Default prior to the receipt of such notice (subject to applicable grace periods); provided that, a notice of Default may not be given with respect to any action taken, and reported publicly or disclosed in writing to the Administrative Agent and the Lenders, more than two years prior to such notice of Default (an “Expired Default”) and no Person shall be permitted to exercise rights and/or remedies with regard to such Expired Default.

(b) Any notice of Default or instruction to the Administrative Agent to provide a notice of Default or take any other action (a “Lender Direction”) provided by any one or more Lenders (each a “Directing Lender”) will be deemed to be a representation from each such Lender to Borrower and the Administrative Agent that such Lender is not a Net Short Lender (a “Position Representation”), which representation, in the case of a Lender Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Loan Document Obligations are accelerated. In addition, each Directing Lender is deemed, at the time of providing a Lender Direction, to covenant to provide Borrower with such other information as Borrower may reasonably request from time to time in order to verify the accuracy of such lender’s Position Representation within five Business Days of request therefor.

(c) If, following the delivery of a Lender Direction, but prior to acceleration of the Loan Document Obligations, Borrower determines in good faith that there is a reasonable basis to believe a Directing Lender was, at any relevant time, in breach of its Position Representation and provides to the Administrative Agent an officer’s certificate stating that the Borrower has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Lender was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Lender Direction, and solely to the extent that any Lender Direction is not otherwise made or action by the Administrative Agent is not otherwise being taken in accordance with the Loan Documents without the applicable Lender participating in such Lender Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed until the earlier of (x) a final and non-appealable determination of a court of competent jurisdiction on such matter or (y) Borrower has provided to the Administrative Agent an officer’s certificate stating that the applicable Directing Lender has provided information verifying the accuracy of such Lender’s deemed representation or warranty with respect to such Directing Lender not being a Net Short Lender. Following receipt of an officer’s certificate pursuant to clause (y) of the preceding sentence, the Administrative Agent shall be permitted to act in accordance with such Lender Direction. Any determination by a court of competent jurisdiction that there was a breach of the Position Representation shall result in such Lender’s participation in such Lender Direction being disregarded; and, if, without the participation of such Lender, the percentage of Loan Document Obligations held by the remaining Lenders that provided such Lender Direction would have been insufficient to validly provide such Lender Direction, such Lender Direction shall be void ab initio, with the effect that any resulting acceleration shall be voided and the Administrative Agent shall be deemed not to have received such Lender Direction.

(d) Notwithstanding anything in the preceding two paragraphs to the contrary, any Lender Direction delivered to the Administrative Agent during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

(e) For the avoidance of doubt, the Administrative Agent shall be entitled to conclusively rely on any Lender Direction delivered to it in accordance with the Agreement, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, verify any statements in any officer’s certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to derivative instruments, Net Short Lender status or otherwise.

The Administrative Agent shall have no liability to Borrower, any Lender or any other person in acting in good faith on a Lender Direction.

SECTION 9. THE AGENTS.

9.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints Owl Rock, as the Administrative Agent and the Collateral Agent under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Owl Rock, as the Administrative Agent and the Collateral Agent, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent or the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement (i) the Agents shall not have any duties or responsibilities, except, in each case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, (ii) the Agents shall have no fiduciary relationship with any Lender, and (iii) no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

(b) Each of the Agents may perform any of its respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(c) Except for subsections 9.5 and (to the extent of the Borrower’s rights thereunder and the conditions included therein) 9.9, the provisions of this Section 9 are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.2 The Administrative Agent and Affiliates. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Action by Agent. In performing its functions and duties under this Agreement and the other Loan Documents, (a) each Agent shall act solely as an agent for the Lenders and, as applicable, the other Secured Parties, and (b) no Agent assumes any (and shall not be deemed to have assumed any) relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

9.4 Exculpatory Provisions.

(a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in subsection 8.1 or subsection 10.1, as applicable) or (y) in the absence of its own bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is delivered by the Borrower, in accordance with subsection 6.7 of this Agreement, or a Lender to an officer of such Agent.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement and the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d) In no event shall any Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any Loan Documents, nor be deemed to be in breach of its duties hereunder or thereunder, because of circumstances beyond the Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Agent’s control whether or not of the same class or kind as specified above.

9.5 Acknowledgement and Representation by Lender.

(a) Each Lender expressly acknowledges that none of the Agents or Arranger nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or Arranger hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary thereof, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender further represents and warrants to the Agents, Arranger and each of the Loan Parties that it has had the opportunity to review each document made available to it on the Approved Electronic Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender represents to the Agents, Arranger and each of the Loan Parties that, independently and without reliance upon any Agent, Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the other Loan Parties and their respective Subsidiaries, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, the Agents shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender represents to each other party hereto that (i) it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business and that it is participating hereunder as a Lender for such commercial purposes and (ii) it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of subsection 9.6 applicable to the Lenders hereunder.

(b) Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

(c) The rights, privileges, protections, immunities and benefits provided to each Agent under this Section 9, including its rights to indemnification, are extended to, and shall be enforceable by, each Agent in each of its capacities hereunder and under each Loan Document, and to each Related Party of such Agent and to each other agent, custodian or other person employed to act for the Agent hereunder or any other Loan Document. Without limiting the foregoing or any other provision of this Agreement, the Collateral Agent shall, in the performance of its duties hereunder and under each other Loan Document, be entitled to all of the rights, privileges, protections, immunities and benefits afforded to the Collateral Agent under the Guarantee and Collateral Agreement as if the same were fully set forth herein.

9.6 Indemnity; Reimbursement by Lenders.

(a) To the extent that the Borrower or any other Loan Party for any reason fails to indefeasibly make any expense or indemnity payment required under the terms of this Agreement (including but not limited to subsection 10.5) and the other Loan Documents to be paid by it to the Administrative Agent (or any sub-agent thereof), or the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective Term Credit Percentages on the date on which the applicable unreimbursed expense or indemnity payment is sought under this subsection 9.6 such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof). The obligations of the Lenders under this subsection 9.6 are subject to the provisions of subsection 3.8.

(b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c) All amounts due under this subsection 9.6 shall be payable not later than three Business Days after demand therefor. The agreements in this subsection 9.6 shall survive the payment of the Loans and all other amounts payable hereunder, the termination of this Agreement and the resignation of any Agent.

9.7 Right to Request and Act on Instructions.

(a) Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of subsection 9.6.

(b) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may or may not be counsel for the Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

9.8 [Reserved].

9.9 Collateral Matters.

(a) Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into (y) the Security Documents for the benefit of the Lenders and the other Secured Parties, and (z) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement or the Security Documents and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent and the Collateral Agent are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(b) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, in each case at its option and in its discretion, to (A) release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of all Commitments and payment and satisfaction of all of the Loan Document Obligations (other than contingent reimbursement or indemnification obligations).under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with subsection 7.4, (iii) constituting Capital Stock or other equity interests that are Excluded Assets, (iv) if approved, authorized or ratified in writing by the Required Lenders (or all Lenders or all affected Lenders, as applicable, to the extent required by subsection 10.1), or (v) as otherwise may be expressly provided in the relevant Security Documents; (B) in connection with any Indebtedness permitted by this Agreement, enter into any intercreditor agreement on behalf of, and binding with respect to, the Lenders and their interest in designated assets, including to clarify the respective rights of all parties in and to designated assets; and (C) at the written request of the Borrower to subordinate any Lien (or to confirm in writing the absence of any Lien) on any Excluded Assets. Upon request by the Administrative Agent or the Collateral Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this subsection 9.9.

(c) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by subsection 10.17. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this subsection 9.9(c).

(d) No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection 9.9 or in any of the Security Documents, it being understood and agreed by the Secured Parties that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Secured Party (if any) and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(e) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either subsection 10.1 or 10.17, as applicable, with the written consent of the Agent party thereto and the Loan Party party thereto.

(f) The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

(g) Notwithstanding the foregoing, each Lender expressly and irrevocably agrees that it will not hinder, or direct the Agents to take any action that will hinder, the automatic release of any security interest, Lien or Guarantee provided for by this subsection 9.9 to the extent the Borrower determines in good faith that the applicable transaction is permitted under this Agreement (including, without limitation, in connection with any disposition to Persons other than the Borrower or a Subsidiary Guarantor permitted under this Agreement), including, without limitation, any refusal to release security interests, Liens or Guarantees, return possessory collateral, execute and/or file release documentation or take any other reasonably requested actions to document or effectuate the release of such security interests, Liens or Guarantees, in each case, at the Borrower’s sole cost and expense, and each Lender expressly and irrevocably agrees that the Agents shall be authorized to, and shall, take any necessary action to release any such security interest, Lien or Guarantee to the extent authorized to do so by this subsection 9.9 without any obligation or requirement to notify or obtain consent from any Lender unless required by subsection 10.1(a)(iii) (and the Agents shall not condition any such actions on providing notice to, or obtaining consent from, the Lenders unless required by subsection 10.1(a)(iii)).

(h) The Collateral Agent shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Liens on any Collateral. For the avoidance of doubt, nothing in this Agreement or any other Loan Document shall require the Collateral Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Loan Document) and such responsibility shall be solely that of the Borrower.

(i) Notwithstanding the foregoing, in connection with the termination of all Commitments and payment and satisfaction of all of the Loan Document Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, the Administrative Agent agrees that, upon the Borrower’s request, that it shall promptly deliver a customary payoff letter to the Borrower.

9.10 Successor Agent. The Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, upon 10 days’ notice to the Lenders and the Borrower and if the Administrative Agent has admitted in writing that it is insolvent or becomes a Defaulting Lender, either the Required Lenders or the Borrower may, upon 10 days’ notice to the Administrative Agent, remove such Agent. If the Administrative Agent or Collateral Agent shall resign or be removed as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower (provided that such approval by the Borrower in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default under subsection 8.1(a) or 8.1(f) has occurred and is continuing; provided further, that the Borrower shall not unreasonably withhold, condition or delay its approval of any successor Administrative Agent if such successor is a Lender, an Affiliate of a Lender or a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000) whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within forty-five days after the retiring Agent gives notice of its resignation or receives notice of its removal, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent to the extent required above). In the event no successor agent shall have been appointed within sixty days after the retiring Agent gives notice of its resignation or receives notice of its removal, (i) such resignation or removal shall nevertheless thereupon become effective and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents to the extent provided hereunder, (ii) the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent until such time as the Required Lenders appoint a successor agent with the consent of the Borrower as provided for above and (iii) and all payments or communications required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly until such time as the Required Lenders appoint a successor agent with the consent of the Borrower as provided for above; provided, that until a successor to the Administrative Agent is so appointed by Required Lenders or the Administrative Agent, the Administrative Agent shall retain its role as the Collateral Agent under any Security Document and, in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed; provided further that no Default or Event of Default shall be deemed to occur by reason of or as a result of the failure to appoint a successor Administrative Agent. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 9 and subsection 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Additionally, after any retiring Agent’s resignation or removal as such Agent, the provisions of this subsection 9.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents. For the avoidance of doubt, the Borrower shall have no obligation to pay any fee to any successor Agent that is greater than or in addition to the fees payable to the Administrative Agent pursuant to subsection 3.5(a).

9.11 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses. The agreements in this subsection 9.11 shall survive the resignation and/or replacement of the Administrative Agent, and assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Loan Document Obligations.

9.12 Arranger. None of the entities identified as “Arranger” shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Arranger shall have nor be deemed to have a fiduciary relationship with any Lender.

9.13 Administrative Agent May File Proofs of Claims. In case of the pendency of any bankruptcy proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) is hereby authorized by the Lenders, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under subsections 3.5 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under subsections 3.5 and 10.5.

9.14 Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: (1) after the occurrence and during the continuance of an Event of Default under subsection 8.1(f), all amounts collected or received by the Administrative Agent, the Collateral Agent or any Lender on account of amounts then due and outstanding under any of the Loan Documents (the “Collection Amounts”), and (2) after the exercise of remedies provided for in subsection 8.1 (or after the Loans have automatically become due and payable as set forth in subsection 8.1), the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash (the “Collateral Proceeds”), in each case, shall, except as otherwise expressly provided herein, be applied as follows: first, to pay all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents and the Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral) and all amounts for which the Administrative Agent and the Collateral Agent are entitled to indemnification pursuant to the provisions of any Loan Document, second, to pay all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders in connection with enforcing such Lender’s rights under the Loan Documents, third, to pay interest and accrued but unpaid fees and premiums on Loans then outstanding, fourth, to pay principal of Loan Document Obligations then outstanding and any premium thereon and obligations under Interest Rate Agreements, Currency Agreements, Commodities Agreements and Bank Products Agreements permitted hereunder and secured by the Guarantee and Collateral

Agreement, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause “fourth” payable to them, fifth, to pay all other Loan Document Obligations that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Loan Document Obligations then owing to the Administrative Agent and the other Secured Parties, and sixth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent any amounts available for distribution pursuant to clause “third” or “fourth” above are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the applicable Secured Parties in proportion to the respective amounts described in the applicable clause at such time.

Notwithstanding the foregoing, Excluded Obligations (as defined in the Guarantee and Collateral Agreement) with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets and such Excluded Obligations shall be disregarded in any application of Collection Amounts or Collateral Proceeds pursuant to the preceding paragraph.

9.15 Approved Electronic Communications. Each of the Lenders and the Loan Parties agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). The Approved Electronic Communications and the Approved Electronic Platform are provided (subject to subsection 10.16) “as is” and “as available.”

Each of the Lenders and (subject to subsection 10.16) each of the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

9.16 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform with respect to the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance with respect to the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender, or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise.

9.17 Erroneous Payment Provisions.

(a) Each Lender hereby agrees that (i) if the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender (or any affiliate of a Lender or any other Person) that the Administrative Agent has determined in its sole discretion that any funds received by such Lender (or affiliate of such Lender or any other Person) from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that without limiting any other rights or remedies (whether or law or at equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within five (5) Business Days of the receipt of such Erroneous Payment by the applicable payment recipient; provided, further, if before the expiration of such five (5) Business Day period, Administrative Agent is prohibited by any process or injunction issued by any court, or by reason of any law, from either making demand for, or receiving, such Erroneous Payment, then such five (5) Business Day period shall commence only following the termination of such prohibition), such Lender shall promptly, but in no event later than three (3) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than (other than a de minimis difference), or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then such each Lender agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than three (3) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Loan Document Obligations owed by the Borrower or any other Loan Party except, in such case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds of the Borrower or any other Loan Party.

Each party’s obligations under this subsection 9.17 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Loan Document Obligations (or any portion thereof).

SECTION 10. MISCELLANEOUS.

10.1 Amendments and Waivers.

(a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, restated, supplemented or otherwise modified or waived except in accordance with the provisions of this subsection 10.1. The Required Lenders may, upon written notice to the Administrative Agent or, with the written consent of the Required Lenders, the Administrative Agent and the Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to subsections 10.1(a)(i), 10.1(a)(vii), 10.1(d) and 10.1(f) may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i) reduce or forgive the amount of any Commitment, the scheduled date of maturity of any Loan hereunder or of any scheduled installment thereof or reduce the stated rate of any interest, premium or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or change the currency in which any Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that amendments to, or waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii) amend, modify or waive any provision of this subsection 10.1(a) or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 7.3 or 10.6(a)), in each case without the written consent of all the Lenders;

(iii) release Guarantors accounting for all or substantially all of the value of the Guarantee of the Loan Document Obligations pursuant to the Guarantee and Collateral Agreement, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral, in each case without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv) require any Lender to make Loans having an Interest Period of longer than six months or shorter than one month without the consent of such Lender;

(v) amend, modify or waive any provision of Section 9 or otherwise affect the rights or duties of the then Administrative Agent or Collateral Agent without the written consent of the then Administrative Agent or Collateral Agent, as applicable, in each case directly and adversely affected thereby;

(vi) amend, modify or waive any provision of subsection 3.8(a) in a manner that would alter the pro rata sharing or payments or setoffs required thereby, without the written consent of each Lender directly and adversely affected thereby;

(vii) (A) amend or otherwise modify subsection 5.2 solely with respect to any Extension of Credit under the Delayed Draw Term Loan Commitments, (B) waive any representation made or deemed made in connection with any Extension of Credit under the Delayed Draw Term Loan Commitments or (C) waive or consent to any Default or Event of Default relating solely to the Delayed Draw Term Loan Commitments and Loans thereunder (including Defaults and Events of Default relating to the foregoing clauses (A) and (B)), in each case without the written consent of the Required Delayed Draw Lenders; provided, however, that the amendments, modifications, waivers and consents described in this clause (xi) shall not require the consent of any Lenders other than the Required Delayed Draw Lenders;

(viii) amend, modify or waive any provision of subsection 9.14 in a manner that would alter the order of application of payments required thereby, without the written consent of each Agent and each Lender directly and adversely affected thereby;

(ix) amend, modify or waive any provision of subsection 5.1, in each case, with the written consent of each Lender directly and adversely affected thereby; or

(x) at any time prior to an Event of Default pursuant to subsection 8.1(f), (A) subordinate, or have the effect of subordinating, Liens in favor of the Collateral Agent securing the Loan Document Obligations, in the Collateral to any other Indebtedness, or (B) subordinate, or have the effect of subordinating, the claims of the Lenders to any other claims in respect of Indebtedness of the Loan Parties, in each case, without the prior written consent of each Lender directly and adversely affected thereby, except as expressly permitted hereby or by any Loan Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof).

(b) Any waiver and any amendment, supplement or modification pursuant to this subsection 10.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents, and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c) Notwithstanding any provision herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents, except to the extent the consent of such Lender would be required under clause (i) in the further proviso to the second sentence of subsection 10.1(a) and (y) no Disqualified Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents.

(d) Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect, or inconsistency with the consent of the Borrower, the Administrative Agent and the Required Lenders, (ii) to waive, amend or modify this Agreement or any other Loan Document in a manner that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche), by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this subsection 10.1 if such Lenders were the only Lenders hereunder at the time, and (iii) to implement any changes contemplated by the definition of “Benchmark Replacement Conforming Changes” in subsection 1.1 hereof in accordance with such definition.

(e) Notwithstanding any provision herein to the contrary, but subject to the provisions of subsection 10.1(a)(x), any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as (i) permitted by its terms and (ii) otherwise with the written consent of the Agent party thereto and the Loan Party party thereto.

(f) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 10.1(a), the consent of each Lender, each Delayed Draw Lender, or each affected Lender, as applicable, is required and the consent of the Required Lenders, or the Required Delayed Draw Lenders, as applicable, at such time is obtained, but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower may, on prior notice to the Administrative Agent and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan

Documents; and provided, further, that all obligations of the Borrower owing to such Non-Consenting Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance (although any premium payable pursuant to subsection 3.4(g) shall be paid by the Borrower as provided (and to the extent required) in such subsection 3.4(g)), in each case, for the avoidance of doubt, in an amount not in excess of the amount of such obligations, as applicable. or (B) so long as no Event of Default under subsection 8.1(a) or 8.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, prepay the Loans and, at the Borrower’s option, terminate any Commitments of such Non-Consenting Lender, in whole or in part, subject to the premium set forth in subsection 3.4(g). In connection with any such replacement under this subsection 10.1(f), if a Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.

10.2 Notices.

(a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice or electronic mail, when sent, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower:	Abacus Life, Inc. 513 Thistley Lane Chesapeake, VA 23322 Attention: Dani Theobald Facsimile: Telephone: 407-988-1476 Email: dani@abacuslife.com jay@abacuslife.com

with copies (which shall not constitute notice to the Borrower) to:	Locke Lord LLP Terminus 200, Suite 2000 3333 Piedmont Road, NE Atlanta, Georgia 30305 Attention: Brian T. Casey, Esq. Facsimile: 404.806.5638 Telephone: 404.870.4638 Email: BCasey@lockelord.com

The Administrative Agent and the Collateral Agent:

Owl Rock Capital Corporation

399 Park Avenue, 38th Floor

New York, New York 10022

Attention: Blue Owl Capital

Telephone: 312 366 3578

Email: Gavin.White@alterdomus.com

owlrockadminagent@alterdomus.com

Nicholas.Fattori@BlueOwl.com

michael.delgenio@blueowl.com

john.okeane@blueowl.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.3, 3.2, 3.4 or 3.8 shall not be effective until received.

(b) Without in any way limiting the obligation of any Loan Party to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer.

(c) Effectiveness of Facsimile Documents and Signatures. The Loan Documents and any waiver or amendment hereto may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff” and signed using DocuSign or other electronic signature methods) and may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute on and the same instrument. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. Further, the words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Administrative Agent may also require that any such documents and signatures be confirmed by delivery of a signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(d) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication. The Administrative Agent, Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(e) THE APPROVED ELECTRONIC PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE APPROVED ELECTRONIC PLATFORM.

(f) Each Lender may change its address, email, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees:

(a) to pay or reimburse the Agents for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the development, preparation, execution and delivery and administration of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral in accordance with the terms of the Loan Documents and (2) the reasonable and documented out-of-pocket costs, fees and expenses of (x) Hogan Lovells US LLP in its capacity as counsel to the Agents, and to the extent reasonably necessary following consultation with the Borrower, a single local counsel in each relevant material jurisdiction (or, in the case of an actual or perceived conflict of interest, where the Lender or Agent affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the Borrower’s consent, retains its own counsel, of another firm of counsel for such affected Lender or Agent or another counsel approved by the Borrower) and (y) consultants, advisors, appraisers, auditors or other service providers; provided that, with respect to costs, fees and expenses related to this clause (y), (1) the Borrower shall not be obligated to reimburse for such costs, fees and expenses in excess of $100,000 per annum, and (2) for any other retention of services by consultants, advisors, appraisers, auditors or other service providers (other than after the occurrence and during the continuance of an Event of Default) such retention must first be approved, in writing and in advance, by the Borrower in its reasonable discretion;

(b) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the reasonable and documented out-of-pocket costs, fees and expenses of counsel (limited to one firm of counsel and, if reasonably necessary, one firm of local counsel in each relevant material jurisdiction) (or, in the case of an actual or perceived conflict of interest, retains its own counsel, of another firm of counsel for such affected Lender or Agent);

(c) to pay, indemnify or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents; and

(d) to pay, indemnify or reimburse each Lender, each Agent and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (in the case of reasonable and documented out-of-pocket fees, costs and expenses of counsel, limited to one firm of counsel and, if reasonably necessary following consultation with the Borrower, one firm of local counsel in each relevant material jurisdiction for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the Borrower’s consent, retains its own counsel, of another firm of counsel for such affected Indemnitee)) arising out of or relating to any actual or prospective claim (including intra-party claims), litigation, investigation or proceeding, whether based on contract, tort or any other theory, brought by a third party or by the Borrower (or its Affiliates) or any other Loan Party and regardless of whether any Indemnitee is a party thereto, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Fee Letters and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, the Transactions or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any of the property of the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to any Agent or any Lender (or any Related Party of any such Agent or Lender) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision) of such Agent or Lender (or any Related Party of such Agent or Lender), (ii) any material breach of any Loan Document by such Agent or Lender (or any Related Party of any such Agent of Lender) as determined by a court of competent jurisdiction in a final and non-appealable decision, or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not arise from any act or omission of the Borrower or any of its Subsidiaries and that do not involve claims against any Agent or Lender in their capacities as such. To the fullest extent permitted under applicable law, no Borrower nor any Indemnitee shall be liable for any indirect special, consequential or punitive damages in connection with the Facilities and the transactions contemplated hereby or the administration thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnity or reimbursement obligations under this subsection 10.5 to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

All amounts due under this subsection 10.5 shall be payable not later than 30 days after written receipt of demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this subsection 10.5 shall be submitted to the address of the Borrower set forth in subsection 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Borrower shall have no obligation under this subsection 10.5 to any Indemnitee with respect to any Taxes imposed, levied, collected, withheld or assessed by any Governmental Authority, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The agreements in this subsection 10.5 shall survive repayment of the Loans and all other amounts payable hereunder, the termination of the Commitments and the resignation or removal of any Agent.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than as permitted under this Agreement, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with subsection 3.13(d), 3.14(c), 10.1(f) or this subsection 10.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender, other than a Conduit Lender, may, in accordance with applicable law, assign (other than to Disqualified Lenders, any natural person, or, except to the extent permitted by clause (h) below, the Borrower, any Subsidiary or any other Affiliate of the Borrower) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans), pursuant to an Assignment and Acceptance with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required (i) for an assignment of Term Loans or Delayed Draw Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below) or to any Person in its capacity (I) as trustee or custodian holding assets for the satisfaction of the obligations of any Lender (or any Affiliate of any Lender) to any counterparty to a reinsurance arrangement or (II) as counterparty to a reinsurance arrangement with any Lender (or any Affiliate of any Lender), (ii) for an assignment of Delayed Draw Term Loan Commitments to Owl Rock or an affiliate or Approved Fund of Owl Rock or (iii) if an Event of Default has occurred and is continuing; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, such Lender shall notify the Administrative Agent and the Borrower thereof and the Borrower’s prior written consent shall be required for such assignment;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for (i) an assignment of Term Loans or Delayed Draw Term Loans to a Lender or an Affiliate of a Lender or an Approved Fund or (ii) an assignment of Delayed Draw Term Loan Commitments to Owl Rock or an affiliate or Approved Fund of Owl Rock.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than

$1.0 million in the case of Loans and Commitments, in each case unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case); provided that no such fee shall be payable in connection with an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire (which, among other things, the assignee designates a credit contact who may receive Material Non-Public Information) and any documentation and information as is reasonably requested by the Administrative Agent pursuant to “know your customer” and anti-money laundering rules and regulations;

(D) any Term Loans acquired by the Borrower or any Subsidiary shall be retired and cancelled promptly upon acquisition thereof; and

(E) whether or not consent to any assignment is required pursuant to subsection 10.6(b)(i) above, the Administrative Agent shall have received a copy of each Assignment and Acceptance within three Business Days following any such assignment; and

(F) whether or not the Borrower’s consent to any assignment is required hereunder, upon the Administrative Agent’s receipt from an assigning Lender of its intent to assign its rights and obligations under the Loan Documents, the Administrative Agent shall (1) promptly notify the Borrower of such assignment and (2) update the Register to reflect such assignment.

For the purposes of this subsection 10.6, the term “Approved Fund” has the following meaning: (i) an Owl Rock Entity or (ii) any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed (including pursuant to a separately managed account) by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender, except to the extent the Borrower has consented to such assignment in writing (in which case such Lender will not be considered a Disqualified Lender solely for that particular assignment).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this

Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 3.10, 3.11, 3.13 and 10.5, and bound by its continuing obligations under subsection 10.16). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection 10.6(b)(iii).

(iv) The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s non-fiduciary agent, solely for purposes of this subsection 10.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest on and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower (and, solely with respect to entries applicable to such Lender, any Lender), at any reasonable time and from time to time upon reasonable prior notice. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee (unless such assignment is being made in accordance with subsection 3.13(d), subsection 3.14(c) or subsection 10.1(f), in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assigning Lender), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this subsection 10.6(b) and any written consent to such assignment required by this subsection 10.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) On or prior to the effective date of any assignment pursuant to this subsection 10.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled.”

Notwithstanding the foregoing provisions of this subsection 10.6(b) or any other provision of this Agreement, if the Borrower shall have consented thereto in writing (such consent not to be unreasonably withheld conditioned or delayed), the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans, Initial Term Loan Commitments, and Delayed Draw Term Loan Commitments via an electronic settlement system acceptable to the Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this subsection 10.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans, and Commitments pursuant to the Settlement Service. Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Borrower may withdraw its consent to the use of the Settlement Service at any time upon at least 10 Business Days prior written notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this subsection 10.6(b) would be entitled to receive any greater payment under subsection 3.10, 3.11 or 10.5 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under subsection 8.1(a) or 8.1(f) (with respect to the Borrower) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c) (i) Any Lender, other than a Conduit Lender, may, in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations (other than, to the extent the list of Disqualified Lenders has been made available to all Lenders, to a Disqualified Lender, a natural person, the Borrower, any Subsidiary thereof or any Affiliates thereof) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments, Delayed Draw Term Loan Commitments, and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that, to the extent of such participation, such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) (other than with respect to (i) reductions or forgiveness of premium or (ii) postponements of any scheduled amortization) or (iii) of the second proviso to the second sentence of subsection 10.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(iii) of this subsection 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 3.10, 3.11, 3.13 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection 10.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.7(b) as though it were a Lender, provided that such Participant shall be subject to subsection 10.7(a) as though it were a Lender. Notwithstanding the foregoing, to the extent the list of Disqualified Lenders has been made available to all Lenders, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender and any such participation shall be void ab initio, except to the extent the Borrower has consented to such participation in writing (in which case such Lender will not be considered a Disqualified Lender solely for that particular participation). Any attempted participation which does not comply with this subsection 10.6 shall be null and void. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, the compliance of any Lender with the requirements of this subsection 10.6(c) (it being understood that each Lender shall be responsible for or have any liability for, ensuring its own compliance with the requirements of this subsection 10.6(c)). Without limiting the generality of the foregoing, and notwithstanding anything else to the contrary in this Agreement, the Administrative Agent (acting in such capacity) shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, Commitments to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender or disclosure of confidential information by any Lender, except to the extent resulted from the gross negligence, bad faith, or willful misconduct of the Administrative Agent.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amount) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit, Tax proceeding or any other governmental inquiry to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed United States Treasury Regulations Section 1.163-5(b) (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii) No Loan Party shall be obligated to make any greater payment under subsection 3.10, 3.11 or 10.5, than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. No Participant shall be entitled to the benefits of subsection 3.11 to the extent such Participant fails to comply with subsection 3.11(b) and/or (c) or to provide the forms and certificates referenced therein to the Lender that granted such participation and such failure increases the obligation of the Borrower under subsection 3.11.

(iv) Subject to paragraph (c)(iii), any Lender other than a Conduit Lender may also sell participations on terms other than the terms set forth in paragraph (c)(i) above, provided such participations are on terms and to Participants satisfactory to the Borrower and the Borrower has consented to such terms and Participants in writing.

(d) Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other similar central bank, and this subsection 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e) No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law; provided that any such request shall be made solely for the foregoing purposes and not for the purpose of identifying the name of any Participant.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 10.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this subsection 10.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 10.6(f), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g) If the Borrower wishes to replace the Loans under any Facility or Tranche in whole or in part with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) advance notice to the Lenders of such Facility or Tranche, as applicable, instead of prepaying the Loans to be replaced, to (i) require the Lenders under such Facility or Tranche to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 10.1. By receiving such purchase price, the Lenders of such Facility or Tranche, as applicable, shall automatically be deemed to have assigned the Loans under such Facility or Tranche pursuant to the terms of the form of Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender or Participant at any time is a Disqualified Lender, then for so long as such Lender or Participant shall be a Disqualified Lender, the provisions of this subsection 10.6(h) shall apply with respect to such Disqualified Lender unless the Borrower shall have otherwise expressly consented in writing in its sole discretion (and regardless of whether the Borrower shall have consented to any assignment or participation to such Lender or Participant).

(i) No Disqualified Lender and no Lender (other than a Lender that is a Regulated Bank) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide marketing activities), has a net short position with respect to the Loans (each a “Net Short Lender”) shall have any right to approve, disapprove or consent to any amendment, supplement, waiver or modification of this Agreement or any other Loan Document or any term hereof or thereof. In determining whether the requisite Lender or Lenders have consented to any such amendment, supplement, waiver or modification, and in determining the Required Lenders and Required Delayed Draw Lenders for any purpose under or in respect of any Loan Document, any Lender that is a Disqualified Lender or a Net Short Lender (and the Loans or Commitments of such Disqualified Lender or Net Short Lender, as applicable) shall be excluded and disregarded. Each such amendment, supplement, waiver or modification shall be binding and effective as to each Disqualified Lender and Net Short Lender.

(ii) The Borrower shall have the right (A) at the sole expense of any Lender that is a Disqualified Lender and/or the Person that assigned its Commitments and/or Loans to such Disqualified Lender, to seek to replace or terminate such Disqualified Lender as a Lender by causing such Lender to (and such Lender shall be obligated to) assign any or all of its Commitments and/or Loans and its rights and obligations under this Agreement to one or more assignees (which may, at the Borrower’s sole option, be or include the Borrower or any Subsidiary); provided that (1) the Administrative Agent shall not have any obligation to the Borrower to find such a replacement Lender, (2) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person and (3) the assignee (or, at its option, the Borrower) shall pay to such Disqualified Lender concurrently with such assignment an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Loans so assigned, (y) the amount that such Disqualified Lender paid to acquire such Commitments and/or Loans and (z) the most recently available quoted price for such Commitments and/or Loans (as determined by the Borrower in good faith, which determination shall be conclusive, the “Trading Price”), in each case without interest thereon (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to be receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower)) or (B) to prepay any Loans held by such Disqualified Lender, in whole or in part, by paying an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Loans so prepaid, (y) the amount that such Disqualified Lender paid to acquire such Loans and (z) the Trading Price for such Loans (in each case without interest thereon), and if applicable, terminate the Commitments of such Disqualified Lender, in whole or in part. In connection with any such replacement, (1) if the Disqualified Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Borrower, which determination shall be conclusive) to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which the Disqualified Lender shall be paid by the assignee Lender (or, at its option, the Borrower) the amount required pursuant to this subsection 10.6(h)(iii)(B), then such Disqualified Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Disqualified Lender, and the Administrative Agent shall record such assignment in the Register, (2) each Lender (whether or not then a party hereto) agrees to disclose to the Borrower the amount that the applicable Disqualified Lender paid to acquire Commitments and/or Loans from such Lender and (3) each Lender that is a Disqualified Lender agrees to disclose to the Borrower the amount it paid to acquire the Commitments and/or Loans held by it.

(iii) No Disqualified Lender (whether as a Lender, a Participant or otherwise) shall have any right to (A) receive any information or material made available to any Lender or the Administrative Agent hereunder or under any other Loan Document, (B) have access to any Internet or intranet website to which any of the Lenders and the Administrative Agent have access (whether a commercial, third-party or other website or whether sponsored by the Administrative Agent, the Borrower or otherwise), (C) attend (including by telephone) or otherwise participate in any meeting or discussions (or portions thereof) among or with the Borrower, the Administrative Agent and/or one or more Lenders, (D) receive any information or material prepared by the Borrower, the Administrative Agent and/or one or more Lenders or (E) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney-client privilege. Any Disqualified Lender shall not solicit or seek to obtain any such information or material. If at any time any Disqualified Lender receives or possesses any such information or material, such Disqualified Lender shall (1) notify the Borrower as soon as possible that such information or material has become known to it or came into its possession, (2) immediately return to the Borrower or, at the option of the Borrower, destroy (and confirm to the Borrower such destruction) such information or material, together with any notes, analyses, compilations, forecasts, studies or other documents related thereto which it or its advisors prepared and (3) keep such information or material confidential and shall not utilize such information or material for any purpose. Each Lender (whether or not then a party hereto) agrees to notify the Borrower as soon as possible if it becomes aware that (x) it made an assignment to or has a participation with a Disqualified Lender or (y) any such Disqualified Lender has received any such information of materials.

(iv) The rights and remedies of the Borrower provided herein are cumulative and are not exclusive of any other rights and remedies provided to the Borrower at law or in equity, and the Borrower shall be entitled to pursue any remedy available to it against any Lender that has (or has purported to have) made an assignment or sold or maintained a participation to or with a Disqualified Lender or against any Disqualified Lender. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee pursuant to subsection 10.6(b) is a Disqualified Lender; and the Administrative Agent shall not have any liability with respect to or arising out of any such assignment or participation of Loans or disclosure of confidential information to, or the restrictions on any exercise or rights of remedies of, any Disqualified Lender.

10.7 Adjustments; Set-off; Calculations; Computation.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8.1(f), or otherwise (except pursuant to subsection 3.4, 3.9, 3.10, 3.11, 3.13(d), 3.14, 10.1(f) or 10.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 8.1(a) to set off and appropriate and apply against any amount then due and payable under subsection 8.1(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8 Judgment.

(a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 10.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 10.8 being hereinafter in this subsection 10.8 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 10.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this subsection 10.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this subsection 10.8 means the rate of exchange at which the Administrative Agent or any of its Affiliates, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

10.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

10.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Integration. THIS AGREEMENT, THE FEE LETTERS AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

10.12 GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY LAWS, RULES OR PROVISIONS THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

10.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Supreme Court of the State of New York for the County of New York located in the Borough of Manhattan (the “New York Supreme Court”), and the United States District Court for the Southern District of New York located in the Borough of Manhattan (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(b) consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that

(i) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(ii) in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this subsection 10.13(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(iii) the Agents and the Lenders may bring any legal action or proceeding against any Loan Party in any jurisdiction in connection with the exercise of any rights under any Loan Documents, provided that any Loan Party shall be entitled to assert any claim or defense (including any claim or defense that this subsection 10.13(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(iv) any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 10.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

(e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (c)) shall limit the right to sue in any other jurisdiction; and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 10.13 any consequential or punitive damages.

10.14 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any other Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among the Borrower and the Lenders.

10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16 Confidentiality.

(a) Each Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below) and to not disclose such Information; provided that nothing herein shall prevent any Agent or any Lender from disclosing the Information (i) to any Agent or any other Lender, in each case party to this Agreement, (ii) subject to an agreement containing provisions substantially the same as those of this subsection 10.16 (or as may otherwise be reasonably acceptable to the Borrower), to (A) any Transferee, or prospective Transferee (including their respective beneficial owners and/or prospective investors; provided that the disclosure of any such Information to any Transferee or prospective Transferee shall be made subject to the acknowledgement and acceptance by such Transferee or prospective Transferee that such Information is being disseminated on a confidential basis), (B) any prospective investors or financing sources, or (C) any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be instructed to keep such Information confidential), (iv) upon the request or demand of any Governmental Authority or examiner (or self-regulatory authority, such as the National Association of Insurance Commissioners) having jurisdiction over such Agent or Lender or as shall otherwise be required pursuant to any Requirement of Law, provided that such Agent or Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement by such Agent or Lender (or any of their respective Affiliates), (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement, (vii) in connection with any litigation to which such Agent or Lender (or, with respect to any Interest Rate Agreement, any affiliate of any Agent or Lender party thereto) may be a party, subject to the notice proviso in clause (iv), (viii) if, prior to such Information having been so provided or obtained, such Information was (A) already in an Agent’s or a Lender’s (or any of their respective Affiliates’) possession, (B) was provided by a third party source on a non-confidential basis, in each case of subclauses (A) and (B), so long as the source of such Information is not known by any of the Agents, Lenders or their respective Affiliates to be bound to the confidentiality provisions of this Agreement or otherwise without a duty of confidentiality to the Borrower or (C) independently developed by an Agent or a Lender (or any of their respective Affiliates); provided that no disclosure shall be made to any known Disqualified Lender, (ix) for purposes of establishing a “due diligence” defense, (x) with the consent of the Borrower, (xi) subject to prior approval by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed) of the Information to be disclosed, to rating agencies in connection with obtaining or maintaining ratings for the Borrower and the Initial Term Loans and (xii) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower and its Subsidiaries received by it from such Agent or Lender). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders, in each case only to the extent required for the administration and management of this Agreement, the other Loan Documents, the Commitments, and the extensions of credit hereunder. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this subsection 10.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively. For purposes of this subsection 10.16 “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of its Subsidiaries’ respective directors, managers, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of its Subsidiaries or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by the Borrower or any Subsidiary other than as a result of a breach of this subsection 10.16; provided that all information received after the Closing Date from the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential or is publicly available at the time such information is received.

(b) Each Agent and each Lender acknowledges that the Information (including any requests for waivers, consents, amendments and all periodic reporting and notices) furnished to it pursuant to this Agreement or the other Loan Documents may include Material Non-Public Information, and confirms that such Agent or such Lender has developed compliance procedures regarding the use of Material Non-Public Information and that such Agent or such Lender will handle such Material Non-Public Information in accordance with those procedures and applicable Requirements of Law, including United States federal and state securities laws; and that such Agent or such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain Material Non-Public Information in accordance with its compliance procedures and applicable Requirements of Law, including United States federal and state securities laws.

10.17 Permitted Securitization Financing. In connection with a Permitted Securitization Financing, each of the Administrative Agent and the Collateral Agent agrees to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to any Security Document (including, but not limited to, amendments or terminations of UCC financing statements), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower or the holder of any Lien on the related Permitted Securitization Financing Assets to be necessary or reasonably desirable for such holder’s lien to become a valid, perfected Lien on such Permitted Securitization Financing Assets as required by such Permitted Securitization Financing.

10.18 USA PATRIOT Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the CDD Rule, it is required to obtain, verify, and record information that identifies the Borrower and each Guarantor, which information includes the name of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act and the CDD Rule, and the Borrower agrees to provide such information from time to time to any Lender.

10.19 Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the United States. To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Capital Stock in, any Person organized under the laws of a jurisdiction outside the United States, it is acknowledged that no actions have been or will be required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Capital Stock is pledged, under the Security Documents.

10.20 Electronic Execution of Loan Documents, Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document, Assignment and Acceptance or in any amendment or other modification of any of the foregoing (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document, each party hereto acknowledges that any liability of any Agent or any Lender that is an Affected Financial Institution arising hereunder or under any other Loan Document, to the extent such liability is unsecured (all such liabilities, other than any Excluded Liability, the “Covered Liability”), may be subject to Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of Write-Down and Conversion Powers by the applicable Resolution Authority to any Covered Liability arising hereunder or under any other Loan Document which may be payable to it by any party hereto to any Agent or any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such Covered Liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such Covered Liability;

(ii) a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such Covered Liability in connection with the exercise of Write-Down and Conversion Powers of the applicable Resolution Authority.

Notwithstanding anything to the contrary herein, nothing contained in this subsection 10.21 shall modify or otherwise alter the rights or obligations under this Agreement or any other Loan Document with respect to any liability that is not a Covered Liability.

10.22 Postponement of Subrogation. The Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full of all of the Loan Document Obligations (other than contingent indemnity or reimbursement obligations) and the permanent termination of all Commitments. Any amount paid to the Borrower on account of any such subrogation rights prior to the payment in full of all of the obligations hereunder and under any other Loan Document and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the Borrower, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any obligations of the Borrower hereunder or any Commitments remain outstanding hereunder or under any other Loan Document, the Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.

10.23 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrower under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrower hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

10.24 Acknowledgment Regarding Any Supported QFC. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this subsection 10.24, the following terms have the following meanings:

(i)	“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)	“Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)	“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)	“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.25 Timing of SPAC Transaction and Merger. The parties to this Agreement acknowledge that (a) the SPAC Transactions and the transactions described in the Merger Agreement and the Proxy Statement were fully consummated, and the Effective Time (as defined in the Merger Agreement) occurred, immediately prior to the effectiveness of this Agreement and the other Loan Documents, (b) the Borrower has executed this Agreement and the other Loan Documents (to which it is a party) the SPAC Transactions and the transactions described in the Merger Agreement and the Proxy Statement after such transactions were fully consummated and (c) the SPAC Transactions shall not be restricted by any covenants in the Loan Documents.

10.26 Logo Use. After the occurrence of the Closing Date and following the public disclosure by the Borrower of the transactions contemplated under this Agreement, the Borrower grants each Lender and each affiliate of any Lender permission to use the Borrower’s and its Subsidiaries’ names and logos in such Lender’s or its affiliates’ customary marketing materials, subject to the right of the Borrower to inspect and approve each such use and provided that any such logos or other customary marketing materials are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Borrower or any of its Subsidiaries or the reputation or goodwill of any of them.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date first written above.

BORROWER:	ABACUS LIFE, INC.

	By:	/s/ Dani Theobald
Name: Dani Theobald
Title: General Counsel

[Signature Page to Credit Agreement]

AGENT:	OWL ROCK CAPITAL CORPORATION, as Administrative Agent and Collateral Agent

By: OWL ROCK CAPITAL ADVISORS LLC, its Investment Advisor

	By:	/s/ Jeff Walwyn
Name: Jeff Walwyn
Title: Authorized Signatory

[Signature Page to Credit Agreement]

LENDERS:	OWL ROCK CAPITAL CORPORATION, as a Delayed Draw Lender and a Lender

By: OWL ROCK CAPITAL ADVISORS LLC, its Investment Advisor

	By:	/s/ Jeff Walwyn
Name: Jeff Walwyn
Title: Authorized Signatory

[Signature Page to Credit Agreement]

OWL ROCK CAPITAL CORPORATION II, as a Delayed Draw Lender and a Lender

By: OWL ROCK CAPITAL ADVISORS LLC, its Investment Advisor

By:	/s/ Jeff Walwyn
Name: Jeff Walwyn
Title: Authorized Signatory

[Signature Page to Credit Agreement]

OWL ROCK CAPITAL CORPORATION III, as a Delayed Draw Lender and a Lender

By: OWL ROCK DIVERSIFIED ADVISORS LLC, its Investment Advisor

By:	/s/ Jeff Walwyn
Name: Jeff Walwyn
Title: Authorized Signatory

[Signature Page to Credit Agreement]

OWL ROCK CORE INCOME CORP., as a Delayed Draw Lender and a Lender

By: OWL ROCK CAPITAL ADVISORS LLC, its Investment Advisor

By:	/s/ Jeff Walwyn
Name: Jeff Walwyn
Title: Authorized Signatory

[Signature Page to Credit Agreement]

OWL ROCK DIVERSIFIED LENDING 2020 MASTER FUND, L.P., as a Delayed Draw Lender and a Lender

By: OWL ROCK DIVERSIFIED LENDING 2020 GP, LLC, its general partner

By: OWL ROCK DIVERSIFIED ADVISORS LLC, its sole member

By:	/s/ Jeff Walwyn
Name: Jeff Walwyn
Title: Authorized Signatory

[Signature Page to Credit Agreement]

PARLIAMENT FUNDING III LLC, as a Delayed Draw Lender and a Lender

By:	/s/ Jeff Walwyn
Name: Jeff Walwyn
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BLUE OWL DIRECT LENDING INSURANCE DEDICATED FUND SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, L.P., as a Delayed Draw Lender and a Lender

By: SALI FUND PARTNERS, LLC, its general partner

By: OWL ROCK CAPITAL PRIVATE FUND ADVISORS LLC, its investment advisor

By:	/s/ Jeff Walwyn
Name:	Jeff Walwyn
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

OR DIVERSIFIED LENDING (CP) I, LLC, as a Delayed Draw Lender and a Lender

By: OR Diversified Lending (CP), L.P., its sole member

By:	/s/ Jeff Walwyn
Name: Jeff Walwyn
Title: Authorized Signatory

[Signature Page to Credit Agreement]

OR DIVERSIFIED LENDING (CP) II, LLC, as a Delayed Draw Lender and a Lender

By: OR Diversified Lending (CP), L.P., its sole member

By:	/s/ Jeff Walwyn
Name: Jeff Walwyn
Title: Authorized Signatory

[Signature Page to Credit Agreement]